Exhibit 2.1

EXECUTION VERSION

PLAN SPONSOR AGREEMENT

among

HCR MANORCARE, INC.,

QUALITY CARE PROPERTIES, INC.,

HCP MEZZANINE LENDER, LP

and

THE LESSORS IDENTIFIED HEREIN

Dated as of March 2, 2018

i

ARTICLE V

Special Covenants

5.1	Corporate Governance	43
5.2	Rent and Forbearance	46
5.3	Business Operations	48

ARTICLE VI

Conditions

6.1	Conditions to Each Party’s Obligations	49
6.2	Conditions to Obligations of Purchaser Entities	49
6.3	Conditions to Obligation of the Debtor	50

ARTICLE VII

Termination

7.1	Automatic Termination	51
7.2	Termination by Mutual Consent	52
7.3	Termination by Either Parent or the Debtor	52
7.4	Termination by the Debtor	52
7.5	Termination by Parent	52

ARTICLE VIII

Miscellaneous and General

8.1	No Survival; Effect of Termination and Abandonment	53
8.2	Modification or Amendment	54
8.3	Waiver of Conditions	54
8.4	Counterparts	54
8.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	55
8.6	Notices	56
8.7	Entire Agreement	57
8.8	No Third Party Beneficiaries; No Recourse	57
8.9	Obligations of Parent and of the Debtor	58
8.10	Transfer Taxes	58
8.11	Definitions	58
8.12	Severability	58
8.13	Interpretation; Construction	59
8.14	Assignment	59
8.15	Certain Waivers	59

ii

8.16	No Solicitation	60
8.17	Settlement Discussions	60

Annex A	Defined Terms
Exhibit 1	Plan Term Sheet
Exhibit 2	Restructuring Support Agreement
Exhibit 3	Form of Former CEO Settlement Agreement
Exhibit 4	Form of Master Lease Amendment
Exhibit 5	Form of Separation Agreement

iii

AGREEMENT

This PLAN SPONSOR AGREEMENT, dated as of March 2, 2018 (hereinafter called this “Agreement”), is among HCR ManorCare, Inc., a Delaware corporation (the “Debtor”), Quality Care Properties, Inc., a Maryland corporation (“Parent”), HCP Mezzanine Lender, LP, a Delaware limited partnership and a wholly-owned subsidiary of Parent (“Purchaser”), and the parties signatory hereto as lessors (collectively, the “Lessors” and, together with Parent and Purchaser, the “Purchaser Entities”).  The Debtor, Parent, Purchaser and the Lessors are each referred to in this Agreement as a “party” and together, the “parties”.

RECITALS

WHEREAS, the Debtor and its Subsidiaries are engaged in the business of providing skilled nursing, hospice and other ancillary services (the “Business”);

WHEREAS, pursuant to the Master Lease and Security Agreement, dated as of April 7, 2011, by and among the Lessors and HCR III Healthcare, LLC (“HCR III”), as Lessee (as amended from time to time, the “Master Lease”), HCR III leases certain skilled nursing and assisted living facilities (each, a “Leased Facility” and, collectively, the “Leased Facilities”) from Lessors;

WHEREAS, the Debtor guarantees the obligations of HCR III under the Master Lease pursuant to that certain Guaranty of Obligations, effective as of February 11, 2013 (as amended or modified from time to time, the “Guaranty”);

WHEREAS, HCR III subleases the Leased Facilities to certain of its direct and indirect Subsidiaries and Affiliates (each, a “Sublease OpCo” and, collectively, the “Sublease OpCos”) pursuant to certain subleases (the “Subleases”), and the Sublease OpCos operate the Leased Facilities;

WHEREAS, Lessors, HCR III and the Sublease OpCos have entered into certain Agreements Regarding Subleases made and entered as of April 7, 2011, October 23, 2015, February 16, 2016 and March 14, 2016 (each, as amended or modified from time to time, an “Agreement Regarding Subleases” and, collectively, the “Agreements Regarding Subleases”);

WHEREAS, Parent, the Debtor and certain of their respective Subsidiaries entered into a Forbearance Agreement, dated as of April 5, 2017 (the “Prior Forbearance Agreement”), pursuant to which, among other things, Parent agreed to defer certain of the Debtor’s rent and other obligations under the Master Lease, which such Prior Forbearance Agreement terminated according to its terms on July 5, 2017;

WHEREAS, on August 17, 2017, Parent filed a complaint against the Debtor, HCR III and “John Does 1—50” in Los Angeles County Superior Court, styled as Quality Care Properties, Inc. and HCP Properties, LP v. HCR III Healthcare, LLC et al., Los Angeles County Super. Ct. No. BC672837, seeking, among other relief, the appointment of a receiver for HCR III (the “Receivership Proceeding”);

WHEREAS, Parent, the Debtor and certain of their respective Subsidiaries entered into that certain Forbearance Agreement and Amendment to Master Lease and Security Agreement, dated as of December 22, 2017 (the “Second Forbearance Agreement”), pursuant to which, among other things, the Lessors and HCR III agreed to amend the Master Lease to defer certain of the Debtor’s rent and other obligations under the Master Lease and to defer the Debtor’s response on the Receivership Proceeding;

WHEREAS, on or prior to the date of this Agreement, HCR III has paid to the Lessors the Reduced Cash Rent of $23,500,000 per month, as more fully described in the Master Lease (the “Reduced Cash Rent”), due and payable pursuant to the terms of the Master Lease since the date of the Second Forbearance Agreement until the date of this Agreement, other than the Reduced Cash Rent Past Due Balance;

WHEREAS, to implement the Transactions, the Debtor has agreed, subject to the terms and conditions of this Agreement, to file a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such proceedings, collectively, the “Bankruptcy Case”) on or prior to March 4, 2018;

WHEREAS, the Debtor, with assistance from professional advisors, has reviewed alternatives to the transfer of the Business to Purchaser and has determined that this Agreement and the Transactions are in its best interests;

WHEREAS, in the Bankruptcy Case, the Debtor proposes to treat the claims of creditors of the Debtor in accordance with a plan of reorganization (as it may be amended from time to time consistent with this Agreement, the “Plan”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in form and substance consistent with the term sheet attached as Exhibit 1 hereto (the “Plan Term Sheet”);

WHEREAS, in connection with the Plan, the Debtor has entered into that certain restructuring support agreement, dated on or prior to the date hereof (the “Restructuring Support Agreement”), with each of (i) Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership (collectively, the “Carlyle Holders”), (ii) Parent, and (iii) MC Operations Investments, LLC, the form of which is attached hereto as Exhibit 2;

WHEREAS, the Debtor intends to, with the consent of Parent, promptly offer to Paul Ormond (the “Former CEO”) a settlement agreement in the form attached hereto as Exhibit 3 (the “Former CEO Settlement Agreement”), by and among the Debtor and Paul Ormond, to be effective upon the Closing Date subject to the execution and delivery of the Former CEO Settlement Agreement by Mr. Ormond within 60 days of the date of this Agreement;

WHEREAS, the Debtor entered into a Credit Agreement, dated as of July 17, 2017 (as may be amended, modified or supplemented from time to time, the “Centerbridge

Facility”), by and among HCR Home Health Care and Hospice, LLC, as borrower, HCR Manorcare Inc., HCR Manorcare Operations II, LLC, HCR Manorcare Heartland, LLC, Manor Care, Inc., HCR II Healthcare, LLC, and HCR Healthcare, LLC, each as Holdco, the lender parties thereto, and RD Credit, LLC, as administrative agent and collateral agent; and

WHEREAS, the Debtor and the Purchaser Entities desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Transactions

1.1          Debt Exchange.

(a)           On the Closing Date, pursuant to the Plan, in exchange for the discharge under the Plan of the QCP Claims (as defined in the Plan Term Sheet) (the “Debt Exchange”), Purchaser shall acquire and accept from the Debtor, and the Debtor shall issue, transfer and deliver to Purchaser 1,000,000 newly issued shares of the common stock of the Debtor, par value $0.01 per share (the “Reorganized Company Stock”), which, pursuant to and in accordance with the Plan and Confirmation Order, shall constitute all of the issued and outstanding capital stock and rights to purchase or otherwise acquire capital stock of the Debtor (such transaction, the “Plan Acquisition”), free and clear of any Liens, other than those created by Parent, Purchaser or the Lessors or imposed by applicable federal or state securities laws.

(b)           For purposes of this Agreement, “Lien” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset; and “Permitted Lien” means the following Liens: (i) specified encumbrances described in Section 1.1(a) of the Debtor Disclosure Letter; (ii) encumbrances for Taxes or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in any consolidated balance sheet included in the Audited Financial Statements; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Debtor, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in any consolidated balance sheet included in the Audited Financial Statements; (iv) other encumbrances that do not, individually or in the aggregate, materially impair the current use or operation of the specific parcel of owned real property to which they relate or the conduct of the business of the Debtor and its Subsidiaries as presently conducted; (v) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; (vi) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; and (vii) the renewal or reaffirmation of any Lien existing on the date hereof granted in favor of RD Credit, LLC and/or the lender parties to the Centerbridge Facility (or any agent on their behalf) to secure obligations thereunder.

1.2          Master Lease Amendment and Guaranty.

(a)           On the Closing Date, (i) the Lessors and HCR III shall enter into an amendment to the Master Lease substantially in the form attached hereto as Exhibit 4 (the “Master Lease Amendment”); (ii) HCR III and the applicable Sublease OpCos shall enter into amendments to each Sublease substantially similar to the Master Lease Amendment, mutatis mutandis (the “Sublease Amendments”); provided that the Repayment Trigger Amount in each Sublease Amendment shall equal the Repayment Trigger Amount in the Master Lease Amendment multiplied by the ratio of (x) the Allocated Minimum Rent (as defined in the Master Lease) attributable to the applicable Facility to (y) Minimum Rent (as defined in the Master Lease).

(b)           On or prior to the seventh day after the Closing Date, the Lessors and HCR III shall terminate, release and discharge, and Parent shall cause the Lessors and HCR III to terminate, release and discharge, the Guaranty.

1.3          Articles of Incorporation and By-Laws of the Reorganized Debtor.

(a)           Articles of Incorporation.  Pursuant to the Plan, on the Closing Date, the articles of incorporation of the Debtor (the “Charter”) shall be amended in their entirety to be in a form set forth in a supplement to the Plan until, subject to Section 4.7, thereafter amended as provided therein or by applicable Law.

(b)           By-Laws.  Pursuant to the Plan, on the Closing Date, the by-laws of the Debtor (the “By-Laws”) shall be amended in their entirety to be in a form set forth in a supplement to the Plan until, subject to Section 4.7(a), thereafter amended as provided therein or by applicable Law.

1.4          Closing.  Unless otherwise mutually agreed in writing between the Debtor and Parent, the closing of the Debt Exchange, the Plan Acquisition, the entry into the Master Lease Amendment and the Sublease Amendments and the other transactions contemplated by this Agreement (the “Closing” and such transactions, collectively, the “Transactions”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. on the second (2nd) business day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, that Parent may elect, in its reasonable discretion, by written notice to the Debtor, to defer the Closing to the last business day of the calendar month during which all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the date of the Closing, the “Closing Date”); provided that, if Parent elects to defer the Closing, then Parent will be deemed to have waived all conditions set forth in ARTICLE VI following such election (other than those conditions that by their nature are to be satisfied at the Closing).  For purposes of this Agreement, the term “business day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.5          Severance and Other Payments.

(a)           Subject to Section 1.5(b), on the Closing Date, following the Closing, (i) Parent shall cause the Severance Account to be funded with all amounts necessary to make severance payments to Eligible Employees (each as defined in the Plan Term Sheet) in the amounts set forth in Section 1.5(i) of the Debtor Disclosure Letter (the “Excess Severance Payments”), (ii) Parent shall cause the Excess Severance Payments due each Eligible Employee to be paid from the Severance Account to such Eligible Employee on the Payment Date with respect to such Eligible Employee (it being understood that, for the purpose of determining entitlement to payment of Excess Severance Payments, the employment of each Eligible Employee who remains employed by the Debtor immediately prior to the Closing shall be deemed to have been terminated without Cause constituting a Qualifying Termination (each as defined in such Eligible Employee’s written Employment Agreement with the Debtor (each, an “Employment Agreement”)) as of the Closing), (iii) except as provided in clause (iv) of this Section 1.5(a), Parent shall pay, or cause to be paid, the other obligations set forth in Section 1.5 of the Debtor Disclosure Letter, in each case, on the applicable Payment Date; provided, that payments made in respect of any nonqualified deferred compensation plan shall be made in accordance with the relevant Eligible Employee’s deferral election; provided, further, that payments to be made under the Key Employee Incentive Plan shall be all those due and payable as a result of the Restructuring Completion (as defined in the Key Employee Incentive Plan), (iv) the Debtor shall irrevocably terminate the HCR ManorCare, Inc. Senior Executive Retirement Plan, as amended, as of the Closing Date and Parent shall pay or cause to be paid all amounts due thereunder, which amounts the Parties agree are set forth in Section 1.5 of the Debtor Disclosure Letter (and which amounts, for the avoidance of doubt, reflect the actuarial reduction provided for under Section 7.05(b) of the HCR ManorCare, Inc. Senior Executive Retirement Plan) on the applicable Payment Date, (v) QCP will execute and deliver the applicable Separation Agreement to each Eligible Employee (if not previously executed and delivered) and (vi) QCP will execute and deliver the Former CEO Settlement Agreement to the Former CEO (if not previously executed and delivered), subject to the Former CEO’s execution and delivery of the Former CEO Settlement Agreement to QCP.  The “Payment Date” means (I) with respect to each Eligible Employee, the later of (x) the Closing Date and (y) the eighth (8th) day after such Eligible Employee shall have executed (and not revoked) such Eligible Employee’s Separation Agreement, (II) with respect to amounts payable to the Former CEO (other than the severance obligation to the Former CEO set forth on Section 1.5 of the Debtor Disclosure Letter), the Closing Date and (III) with respect to the severance obligation to the Former CEO set forth on Section 1.5 of the Debtor Disclosure Letter, the later of (x) the Closing Date and (y) the eighth (8th) day after the Former CEO shall have executed and delivered to the Debtor (and not revoked) the Former CEO Settlement Agreement.   Parent shall also fund any employer Taxes related to the amounts payable pursuant to this Section 1.5(a) and timely pay such amounts, plus any applicable withholding Taxes related to such payments, to the applicable Governmental Entity (provided, for the avoidance of doubt, that all amounts payable subject to this Section 1.5 shall be subject to withholding of any Taxes that are required to be withheld pursuant to applicable Laws).

(b)           Notwithstanding anything to the contrary in this Agreement, the Plan Term Sheet or the Plan, Parent shall have no obligation to pay, or cause to be paid, any Excess Severance Payments to any Eligible Employee:

(i)            if such Eligible Employee separates from service without the written consent of the Parent prior to the Closing Date; it being understood and agreed that if such Eligible Employee separates from service without the written consent of the Parent prior to the Closing Date due to the Eligible Employee’s Disability (as defined in such Eligible Employee’s written Employment Agreement with the Debtor (the “Employment Agreement”)) or death, such separation from service shall be deemed and shall constitute a Qualifying Termination within the meaning of such Eligible Employee’s Employment Agreement for all purposes, and the Eligible Employee shall remain entitled to, and shall receive, the Excess Severance Payments (irrespective of whether such separation from service otherwise would have constituted a Qualifying Termination under the Employment Agreement without consideration of this Agreement) upon the Payment Date, subject to Sections 1.5(b)(ii), 1.5(b)(iii) and 1.5(b)(iv) of this Agreement;

(ii)           if such Eligible Employee does not execute and deliver a separation agreement and release in a form attached as Exhibit 5 hereto (each, a “Separation Agreement”);

(iii)          to the extent that the Debtor has not obtained the approvals and waivers contemplated by Section 4.5(e)(i) and Section 4.5(e)(ii) with respect to such Eligible Employee (including, for the avoidance of doubt, waivers in respect of any tax gross-ups to which such Eligible Employee would otherwise be entitled); or

(iv)          if (A) there has been a material breach of any covenant or agreement made by the Debtor in this Agreement and such material breach is not curable or, if curable, is not cured by the earlier of (i) Closing and (ii) thirty (30) days after written notice thereof is given by Parent to the Debtor and (B) prior to Closing, the Debtor Board determines that such Eligible Employee is responsible for or had the ability to avoid such breach and knowingly failed to do so (it being understood that, if Parent asserts in a written notice to the Debtor Board that it believes any Eligible Employee is responsible for any such material breach or had the ability to avoid such material breach and knowingly failed to do so, the Debtor Board shall consider such assertion by Parent and make a good faith determination as to whether such Eligible Employee is responsible for any such material breach or had the ability to avoid such material breach and knowingly failed to do so); provided that all determinations by the Debtor Board relating to this Section 1.5(b)(iv) shall be made by the non-employee directors thereof.

1.6          Deliveries by Debtor.  On the Closing Date, the Debtor shall deliver to the Purchaser Entities:

(a)           a certificate executed by the Debtor that it is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”);

(b)           (i) a certificate representing the Reorganized Company Stock,  (ii) evidence of the resignations or removal of those directors and officers of the Debtor and its Subsidiaries, as applicable, effective as of immediately prior to the Closing, identified in writing to the Debtor by Parent not less than five (5) business days prior to the Closing Date, (iii) evidence of the appointment and approval by the board of directors of the Debtor (the “Debtor Board”) of those directors nominated by Parent not less than five (5) business days prior to the Closing Date, to the Debtor Board effective as of the Closing, and (iv) evidence of amendments to the constitutive documents of the Debtor and its Subsidiaries effective as of the Closing that may be necessary to implement acquisition of the Reorganized Company Stock as contemplated by the Plan, including in accordance with Section 1.3 of this Agreement, and which shall have been identified by Parent in writing to the Debtor not less than five (5) business days prior to the Closing Date; and

(c)           such other documents, instruments and certificates as the Purchaser Entities may reasonably request and as are customary, including a certified copy of the Confirmation Order and notice of the Closing Date.

(d)           As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity; and (iii) “Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

1.7          Deliveries by Parent and Purchaser.  At the Closing, Parent and Purchaser shall deliver to the Debtor any documents, instruments or certificates as the Debtor may reasonably request and as are customary.

ARTICLE II

Representations and Warranties

2.1          Representations and Warranties of the Debtor.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Debtor simultaneously with the execution of this Agreement (the “Debtor Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Debtor Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Debtor hereby represents and warrants to the Purchaser Entities that:

(a)           Organization, Good Standing and Qualification.  The Debtor is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Debtor has made available to Parent complete and correct copies of the Debtor’s and its material Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

As used in this Agreement, the term  “Material Adverse Effect” with respect to the Debtor means a change, event or occurrence that has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Debtor and its Subsidiaries taken as a whole; provided, however, that none of the following, and no changes, events, occurrences or effects, to the extent arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or may, would or could occur with respect to the Debtor:

(i)            changes in or generally affecting the economy, credit, capital or financial markets or political conditions generally in the United States or elsewhere in the world, including changes in interest and exchange rates, or changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, any escalation or worsening of any such acts of war (whether or not declared), epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters;

(ii)           changes that are the result of factors generally affecting the industries in which the Debtor and its Subsidiaries operate or in which the services of the Debtor and its Subsidiaries are used and distributed;

(iii)          any loss of, or adverse change or effect in, the relationship of the Debtor with its customers, employees, financing sources or suppliers, caused by entry into or the pendency or the announcement of the Transactions;

(iv)          changes from the entry into, announcement or performance of this Agreement (including any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, or compliance by the Debtor with the terms of this Agreement);

(v)           changes or prospective changes in United States generally accepted accounting principles (“GAAP”) or in any law, statute, rule or regulation after the date of this Agreement or the interpretation or enforcement thereof;

(vi)          any failure by the Debtor to meet any projections, forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause shall not (on its own) prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(vii)         (A) any action taken by the Debtor or its Subsidiaries at Parent’s written request or (B) the failure to take any action by the Debtor or its Subsidiaries if that action is prohibited by this Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor;

(viii)        any change or announcement of a potential change in the credit rating of the Debtor or any of its Subsidiaries or its obligations, provided that the exception in this clause shall not (on its own) prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect; or

(ix)          loss of customers or patients (and loss of revenue associated therewith), change in or tightening of payment or other terms provided by vendors, suppliers or service providers to the Debtor or its Subsidiaries, in each case, occurring since December 31, 2017 through the date of this Agreement;

provided, further, that, with respect to clauses (i), (ii) and (v), such change, event or occurrence does not disproportionately adversely affect the Debtor and its Subsidiaries compared to other companies operating in the principal industries in which the Debtor and its Subsidiaries operate.

(b)           Capital Structure.

(i)            The authorized capital stock of the Debtor consists of 55,000,000 shares of common stock of the Debtor, par value $0.01 per share (“Shares”), and 50,000,000 preferred shares, par value $0.01 per share (“Preferred Shares”), of which 44,944,057 Shares and 2,000 Preferred Shares, respectively, were outstanding as of the close of business on February 28, 2018.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Other than 2,031,614 Shares reserved for issuance under the Amended and Restated Equity Incentive Plan of the Debtor (the “Stock Plan”), the Debtor has no Shares reserved for issuance.

(ii)           Section 2.1(b)(ii) of the Debtor Disclosure Letter sets forth (x) each of the Debtor’s Subsidiaries and the ownership interest of the Debtor in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Debtor’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Debtor or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(c)           Corporate Authority and Approval.  The Debtor has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Debtor in connection with the consummation of the Transactions (the “Debtor Documents”) and to perform its obligations hereunder and thereunder and consummate the Transactions.  The execution and delivery of this Agreement and the Debtor Documents and the consummation of the Transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Debtor.  This Agreement has been, and the Debtor

Documents will be at or prior to the Closing, duly and validly executed and delivered by, or on behalf of, the Debtor and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and the entry of the Confirmation Order) this Agreement constitutes, and each of the Debtor Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Debtor and each of its applicable Subsidiaries, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

(d)           Governmental Filings; No Violations; Certain Contracts.

(i)            Other than (A) the filings, notices, consents, registrations, approvals, permits or authorizations (including those with respect to state licensing required to operate the Debtor’s businesses) set forth on Section 2.1(d)(i) of the Debtor Disclosure Letter (the “Governmental Approvals”) and (B) the entry of the Confirmation Order, no notices, reports or other filings are required to be made by the Debtor with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Debtor from any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Debtor and the consummation of the Transactions, except those failures to make or obtain as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

(ii)           The execution, delivery and performance of this Agreement by the Debtor do not, and the consummation of the Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Debtor or the comparable governing documents of any of its Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Debtor or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, in each case, not otherwise terminable by the other party thereto on sixty (60) days’ or less notice (each, a “Contract”) to which the Debtor or any of its Subsidiaries is a party or by which the Debtor or any of its Subsidiaries or its or any of their respective properties are bound or (C) assuming compliance with the matters referred to in Section 2.1(d)(i), a violation of any Law to which the Debtor or any of its Subsidiaries is subject, except in the case of clause (B) or (C), for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(e)           Financial Statements.

(i)            Set forth in the Debtor Disclosure Letter are the audited consolidated balance sheets of the Debtor and its Subsidiaries as of December 31, 2016 and December 31, 2017, and the related audited consolidated statements of operations, statements of comprehensive (loss) income, statements of cash flows and statements of equity for the twelve

(12)-month periods then ended (the “Audited Financial Statements”).  Each of the balance sheets, statements of operations, statements of comprehensive loss, statements of cash flows and statements of equity included in the Audited Financial Statements (including any related notes thereto) fairly presents, in all material respects, the financial condition, results of operations and cash flows, as the case may be, of the Debtor and its Subsidiaries as of the dates and for the periods set forth therein, as applicable, in each case in accordance with GAAP, consistently applied during the periods involved, except as specifically noted therein.

(ii)           The Debtor and its Subsidiaries maintain a system of internal accounting controls designed, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Debtor and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Debtor Board and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Debtor and its Subsidiaries.  To the Knowledge of the Debtor, there is not, and in the past five (5) years there has not been, any fraud that involves or involved the Debtor’s and/or its Subsidiaries’ management or other employees who have or had a significant role in the Debtor’s and/or its Subsidiaries’ internal control over financial reporting except as would not, individually or in the aggregate, be material to the Debtor and its Subsidiaries.  No significant deficiencies or material weaknesses in the design or operation of the Debtor’s system of internal control over financial reporting were identified in the Debtor’s most recent assessment that would be reasonably likely to materially affect the Debtor’s and/or its Subsidiaries’ ability to record, process, summarize and report financial information.  As used herein, “Knowledge of the Debtor” means the actual (but not constructive or imputed) knowledge of the chief executive officer, chief financial officer, chief operating officer or general counsel of the Debtor (without any obligation of further review and/or inquiry).

(iii)          Each of the balance sheets, statements of operations, statements of comprehensive loss, statements of cash flows and statements of equity (including any related notes thereto) required to be delivered to Parent pursuant to the terms of the Master Lease after the date of this Agreement, including the quarterly unaudited consolidated balance sheets of the Debtor and its Subsidiaries as of March 31, 2018 and any subsequent quarterly unaudited consolidated balance sheets of the Debtor and its Subsidiaries, and the related unaudited consolidated statements of operations, statements of comprehensive (loss) income, statements of cash flows and statements of equity, will fairly present, in all material respects, the financial condition, results of operations and cash flows, as the case may be, of the Debtor and its Subsidiaries as of the dates and for the periods set forth therein, as applicable, in each case in accordance with GAAP, consistently applied during the periods involved, except as specifically noted therein, subject, in the case of any unaudited consolidated balance sheets, statements of operations, statements of comprehensive loss, statements of cash flows and statements of equity, to the absence of footnotes and to year-end adjustments, except as would not, individually or in the aggregate, be material in amount or effect.

(f)            Absence of Certain Changes.  Since the date of the most recent Audited Financial Statements through the date hereof, there has not been:

(i)            any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Debtor or any of its Subsidiaries, whether or not covered by insurance;

(ii)           any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Debtor or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Debtor or to any wholly-owned Subsidiary of the Debtor), or any repurchase, redemption or other acquisition by the Debtor or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Debtor or any of its Subsidiaries;

(iii)          any material change in any method of accounting or accounting practice by the Debtor or any of its Subsidiaries;

(iv)          (A) any material increase in the compensation payable or to become payable to the officers or employees of the Debtor or any of its Subsidiaries or material increases in the benefits of such officers or employees (except for increases in the compensation of non-officer employees in the ordinary course of business and consistent with past practice), (B) any entrance into, adoption, material amendment or termination of any Company Plan (as defined in Section 2.1(h)(i)) (or any arrangement that would have been a Company Plan were it in effect as of the date hereof) that is or would be material to the Debtor and its Subsidiaries, taken as a whole, or (C) any actions taken by the Debtor or any of its Subsidiaries to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of any material compensation or benefits under any Company Plan, taken as a whole, except, in each case, to the extent required by applicable Laws; or

(v)           any agreement to do any of the foregoing.

(g)           Litigation and Liabilities.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or indictments or other proceedings by or before any Governmental Entity (collectively, “Proceedings”) (or to the Knowledge of the Debtor, any audits or investigations) pending or, to the Knowledge of the Debtor, threatened in writing against the Debtor or any of its Subsidiaries, except for any such Proceeding or investigation that is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, none of the Debtor nor any of its Subsidiaries is a party to or subject to the provisions of any temporary, preliminary or permanent judgment, order, writ, injunction, ruling, decree, assessment or award of any Governmental Entity or arbitrator (collectively, an “Order”) specifically imposed upon the Debtor or any of its Subsidiaries which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(h)           Employee Benefits.

(i)            Section 2.1(h)(i)-A of the Debtor Disclosure Letter sets forth an accurate and complete list of each material Company Plan.  No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Debtor or any of its Subsidiaries who primarily reside or work outside the United States.

For purposes of this Agreement, “Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded (and, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any Liabilities (as defined in Section 2.1(k)) are borne by the Debtor or any of its Subsidiaries.  Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), the Stock Plan, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration of any kind.

(ii)           With respect to each material Company Plan, the Debtor has made available to Parent, to the extent applicable, accurate and complete copies of (A) the Company Plan document, including any material amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) a written description of such Company Plan if such plan is not set forth in a written document, (C) the most recent annual actuarial report or annual report on Form 5500 or Form 990, and all schedules and financial statements attached thereto, (D) all material and non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Plan, and (E) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter.

(iii)          Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) each Company Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (B) all contributions or other amounts payable by the Debtor or a Debtor Subsidiary with respect to each Debtor Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, and (C) there are no pending or, to the Knowledge of the Debtor, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Company Plan or any trust related thereto.

(iv)          Except as would not reasonably be expected to result in a Material Adverse Effect, each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Debtor, nothing has occurred that would reasonably be expected to result in the loss of qualification or tax exemption of any such Company Plan.  Except as would not reasonably be expected to result in a Material Adverse Effect, with respect to any ERISA Plan, neither the Debtor nor any of its Subsidiaries has engaged in a transaction in connection with which the Debtor or any of its Subsidiaries reasonably would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(v)           Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Debtor nor any of its Subsidiaries has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate.  Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Debtor or any of its Subsidiaries, with respect to any Company Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (A) no such plan is, or is reasonably expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such Company Plan, (C) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is reasonably expected to be, incurred by the Debtor or any of its Subsidiaries, (D) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings to terminate any such Company Plan and (E) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30)-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, Section 4063 or Section 4041 of ERISA occurred.  For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Debtor or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(vi)          Neither the Debtor nor any of its Subsidiaries has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA in the last six (6) years.

(vii)         Except as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Debtor or any of its Subsidiaries has any obligation to provide such benefits.

(viii)        Section 2.1(h)(viii) of the Debtor Disclosure Letter sets forth the following with respect to each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code), the Heartland Employment Services, LLC Key Employee Incentive Plan (the “Key Employee Incentive Plan”) and the Heartland Employment Services, LLC Key Employee Retention Plan, in each case as of January 31, 2018 and in a manner that is accurate in all material respects:  (A) the number of participants in each such Company Plan; (B) the dollar amount of the aggregate balances for all participants (and, with respect to any such nonqualified deferred compensation plan, individual balances for any executive officer) under each such Company Plan; and (C) for any supplemental retirement plan, the amount payable under such Company Plan, assuming the participant undergoes a “separation from service” (within the meaning of Section 409A of the Code) on the Closing Date.  In addition, the Debtor has provided to Parent a list of each participant in the Key Employee Incentive Plan and the Heartland Employment Services, LLC Key Employee Retention Plan with individual balances for such participants that are accurate in all material respects as of January 31, 2018.

(ix)          Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will, either alone or in combination with another event, (A) entitle any current or former employee, director, officer or independent contractor of the Debtor or any of its Subsidiaries to material severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (C) directly or indirectly cause the Debtor to transfer or set aside any assets to fund any material benefits under any Company Plan, (D) otherwise give rise to any material liability under any Company Plan, (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Closing Date or (F) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(x)           Neither the Debtor nor any of its Subsidiaries has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(i)            Labor Matters.

(i)            Section 2.1(i)(i) of the Debtor Disclosure Letter sets forth an accurate and complete list of any material collective bargaining agreement or other material agreement with a labor union or like organization that the Debtor or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Debtor Labor Agreements”) as of the date of this Agreement and, to the Knowledge of the Debtor, as of the date of this Agreement, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Debtor or any of its Subsidiaries.  Within fourteen (14) days following the date of this Agreement, the Debtor will make available to Parent accurate and complete copies of each Debtor Labor Agreement listed on Section 2.1(i)(i) of the Debtor Disclosure Letter.  Neither the execution and delivery of this Agreement (including any shareholder or other approval of this Agreement) nor the consummation of the Transactions would reasonably be expected to, either alone or in combination with another event, entitle any third party (including any labor organization or Governmental Entity) to any material payments or consent rights under any of the Debtor Labor Agreements.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Debtor and its Subsidiaries are in compliance with their obligations pursuant to all notification and bargaining obligations arising under any Debtor Labor Agreements.

(ii)           As of the date hereof, there is no strike, lockout, slowdown or work stoppage pending or, to the Knowledge of the Debtor, threatened in writing, that is reasonably expected to interfere in any material respect with the respective business activities of the Debtor or any of its Subsidiaries.

(j)            Compliance with Laws; Licenses.  The businesses of each of the Debtor and its Subsidiaries have not, since December 31, 2014, been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, Order, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.  To the Knowledge of the Debtor, as of the date of this Agreement, no investigation by any Governmental Entity with respect to any actual or alleged violation of Law by the Debtor or any of its Subsidiaries is pending or threatened in writing, nor has any Governmental Entity notified the Debtor in writing of an intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  The Debtor and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those failures or the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(k)           Undisclosed Liabilities.  The Debtor and its Subsidiaries do not have any debts, claims, liabilities or obligations, including all costs and expenses relating thereto, whether absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted (“Liabilities”) that would have been required to be reflected or reserved against, or otherwise described on a consolidated balance sheet of the Debtor prepared in accordance with GAAP or in the notes thereto, other than Liabilities (i) reflected or reserved against in the balance sheet included in the Audited Financial Statements or disclosed in the notes thereto, (ii) incurred in the ordinary course of the operation of business consistent with past practice of the Debtor and its Subsidiaries since December 31, 2016, (iii) arising or incurred in connection with the Transactions or (iv) which have not had, or would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(l)            Material Contracts and Government Contracts.

(i)            Section 2.1(l)(i) of the Debtor Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date hereof, the Debtor or any of its Subsidiaries is a party or by which the Debtor or any of its Subsidiaries or any of their respective assets is bound (each, a “Material Contract”):

(A)          any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Debtor or any of its Subsidiaries currently leases or subleases real or personal property to or from any Person (other than Parent or any of its Affiliates) providing for lease payments in excess of $5,000,000 per annum (in each case, other than the Subleases);

(B)          any Contract pursuant to which any material Intellectual Property Rights are (1) licensed by any Person to the Debtor or any of its Subsidiaries (other than non-exclusive licenses to the Debtor or any of its Subsidiaries for non-customized software that is generally available on commercial terms) or (2) licensed by the Debtor or any of its Subsidiaries to any Person;

(C)          each joint venture, partnership and other similar Contract involving the sharing of profits of the Debtor or any of its Subsidiaries with any third party;

(D)          each Contract that expressly limits the freedom of the Debtor or any of its Subsidiaries (or, after the Closing, Parent or any of its Subsidiaries) to compete in any line of business or within any geographic area or with any Person;

(E)           each Contract under which the Debtor or any of its Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage or any guarantee of such indebtedness, in each case, relating to amounts in excess of $5,000,000;

(F)           each Contract entered into in the past three (3) years relating to the acquisition or disposition of assets (other than in the ordinary course of business) or any capital stock of any enterprise, in each case, in excess of $10,000,000 individually (other than such Contracts previously approved in writing by Parent or one of its Subsidiaries pursuant to the Master Lease);

(G)          each Contract entered into since January 1, 2015 related to any settlement or stipulation of any action against the Debtor or any of its Subsidiaries by any other Person, other than settlement agreements for cash that do not exceed $1,000,000 individually as to any such settlement or stipulation (excluding amounts paid by insurers) or $5,000,000 (including any amounts paid by insurers); and

(H)          each Contract that provides for indemnification of any officer, director or employee of the Debtor or any of its Subsidiaries other than in the ordinary course of business.

(ii)           Each Material Contract and each Government Contract is valid and binding on the Debtor or its Subsidiaries, as the case may be, and, to the Knowledge of the Debtor, each other party thereto, and, to the Knowledge of the Debtor, is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  There is no material breach of or default under any such Contracts by the Debtor or its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material breach of or default thereunder by the Debtor or any of its Subsidiaries or would permit termination, modification or acceleration thereof, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  To the Knowledge of the Debtor, no party to any Material Contract or any Government Contract has delivered any written notice to the Debtor or any of its Subsidiaries that it is terminating such Material Contract or Government Contract, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(iii)          For purposes of this Agreement, the following terms shall have the following meanings:

(A)          “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(B)          “Government Contract” means any contract to which the Debtor or any of its Subsidiaries is a party, or by which any of them is bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract); and

(C)          “Intellectual Property Rights” means all intellectual property rights arising under the Laws of any jurisdiction in the world, including all rights in or to any of the following:  (1) trademarks, service marks, certification marks, collective marks, d/b/a’s, Internet domain names, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, in each case, including all goodwill associated therewith and symbolized thereby; (2) patents, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (3) trade secrets, proprietary or confidential information, inventions, know-how, processes, formulae, models, methodologies, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (4) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(m)          Real Property.  The Debtor does not own any real property.

(n)           Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) or any anti-takeover provision in the Debtor’s certificate of incorporation or by-laws is applicable to the Debtor, the Shares or the Transactions.

(o)           Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the Knowledge of the Debtor, each real property operated by the Debtor or any of its Subsidiaries and used in the conduct of their respective businesses:  (i) is in substantial compliance with all applicable Environmental Laws; (ii) is not the subject of any pending written notice from any Governmental Entity alleging the violation of any applicable Environmental Law; (iii) is not currently subject to any Orders arising under any Environmental Law; and (iv) has not had any emissions or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.

As used herein, (i) the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization or requirement of any Governmental Entity relating to:  (A) the protection, investigation or restoration of the environment, natural resources or health or safety (in relation to exposure to Hazardous Substances), (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (ii) the term “Hazardous Substance” means any substance that is:  (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or byproduct, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(p)           Taxes.

(i)            The Debtor and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are accurate and complete in all material respects;

(ii)           all material Taxes owed by the Debtor and each of its Subsidiaries that are due and payable (whether or not shown as due on a Tax Return) have been timely paid or, if not yet due and payable, adequately reserved against in accordance with GAAP;

(iii)          no deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Debtor or any of its Subsidiaries that remains unpaid or unresolved;

(iv)          the Debtor and each of its Subsidiaries has not received written notice of any pending Proceedings, examinations or proposed adjustments in respect of any material amount of Taxes of the Debtor or any of its Subsidiaries;

(v)           all material Taxes required to be withheld or collected by the Debtor or any of its Subsidiaries have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Governmental Entity or other person, and all IRS forms required with respect thereto have been properly completed and timely filed;

(vi)          there are no material Liens for Taxes on any of the assets of the Debtor or any of its Subsidiaries, other than Permitted Liens;

(vii)         neither the Debtor nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law);

(viii)        no claim has been received, or is expected by the Debtor to be received, with respect to the Debtor or any of its Subsidiaries from a Taxing Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction which claim has not since been resolved;

(ix)          during the past ten (10) years, neither the Debtor nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Debtor) or has had any liability for the Taxes of any person (other than the Debtor or any of its Subsidiaries)

under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor;

(x)           neither the Debtor nor any of its Subsidiaries is a party to, or is bound by, or has any obligation under, any Tax sharing Contract, Tax allocation agreement, Tax indemnity obligation or similar agreement or practice other than (A) Contracts solely among the Debtor and/or its Subsidiaries and (B) customary Tax indemnification provisions in Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes;

(xi)          neither the Debtor nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to the filing of a Tax Return or an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xii)         neither the Debtor nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b); and

(xiii)        the Debtor has made available to the Purchaser Entities accurate and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes of the Debtor or any of its Subsidiaries requested or executed in the last five (5) years.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local or foreign taxes, including, without limitation, income, gross receipts, windfall profits, severance, property, production, sales, use, social security, license, excise, franchise, employment, withholding or similar taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (ii) the term “Tax Return” means any return, filing, report, questionnaire, information statement, claim for refund or declaration of estimated Taxes, including any schedule or attachment thereto or any amendment thereof, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax, including consolidated, combined and unitary tax returns and (iii) the term “Taxing Authority” means any Governmental Entity exercising regulatory authority in respect of taxes or responsible for the imposition of any Tax.

(q)           Intellectual Property.

(i)            To the Knowledge of the Debtor, the Debtor and its Subsidiaries own or have a valid and enforceable right to use all material Intellectual Property Rights that are used in or necessary for the conduct of their respective businesses as presently conducted.  All Intellectual Property Rights that are owned by the Debtor or any of its Subsidiaries (“Owned Intellectual Property”) are, to the Knowledge of the Debtor, (A) valid, subsisting and enforceable and (B) not subject to any outstanding Order adversely affecting the Debtor’s or any of its Subsidiaries’ use of, or rights in or to any such Intellectual Property Rights, except in the case of clauses (A) and (B) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)           To the Knowledge of the Debtor, neither the Debtor nor any of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)          To the Knowledge of the Debtor, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)          To the Knowledge of the Debtor, no Person has gained unauthorized access to any Debtor IT Asset, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)           The Debtor and each of its Subsidiaries are in compliance in all material respects with their respective privacy and security policies and with all applicable Laws regarding privacy and personal information, including with respect to the collection, storage, transmission, transfer, disclosure and use of personal information, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Debtor and each of its Subsidiaries have taken commercially reasonable measures consistent with customary industry practices to ensure the confidentiality, privacy and security of all personal information of their customers and employees, and no Person has gained unauthorized access to, or misused, any such information, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(vi)          For purposes of this Agreement, “Debtor IT Assets” means all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation owned or used by the Debtor or any of its Subsidiaries.

(r)            Insurance.  The fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Debtor or any of its Subsidiaries (“Insurance Policies”) provide full and adequate coverage for all normal risks incident to the business of the Debtor and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such insurance policies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Insurance Policies is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, in each case, with such exceptions that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(s)            Brokers and Finders.  Neither the Debtor nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions or otherwise, except for fees payable to Moelis & Company as its financial advisor.  The Debtor has made available to Parent a complete and accurate copy of all agreements pursuant to which Moelis & Company is entitled to any fees and expenses in connection with any of the Transactions or otherwise.

2.2          Representations and Warranties of the Purchaser Entities.  Except as set forth in the forms, statements, certifications, reports and documents filed with or furnished to the SEC prior to the date of this Agreement by Parent pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Purchaser Entities each hereby represent and warrant to the Debtor that:

(a)           Organization, Good Standing and Qualification.  Each of the Purchaser Entities is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of the Purchaser Entities to consummate the Transactions.

(b)           Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement or the other Transactions.  Each of the Purchaser Entities has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.  This Agreement has been duly executed and delivered by each of the Purchaser Entities and is a valid and binding agreement of the Purchaser Entities, enforceable against each of Purchaser Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)           Governmental Filings; No Violations; Etc.

(i)            Other than the Governmental Approvals, no notices, reports or other filings are required to be made by the Purchaser Entities with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser Entities from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Purchaser Entities and the consummation by the Purchaser Entities of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Purchaser Entities to consummate the Transactions.

(ii)           The execution, delivery and performance of this Agreement by the Purchaser Entities do not, and the consummation by the Purchaser Entities of the Transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Purchaser Entities or the comparable governing instruments of any of their respective Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Purchaser Entities or any of their respective Subsidiaries pursuant to, any Contracts binding upon the Purchaser Entities or any Laws or governmental or non-governmental permit or license to which the Purchaser Entities or any of their respective Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Purchaser Entities to consummate the Transactions.

(d)           Capitalization of Purchaser.  All of the issued and outstanding partnership interests of Purchaser are, and at the Closing Date will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.  All of the partnership interests of Purchaser have been duly authorized and validly issued in accordance with the Amended and Restated Limited Partnership Agreement of Purchaser, dated as of October 31, 2016 (the “Purchaser LP Agreement”), and, except as set forth in the Purchaser LP Agreement, are fully paid (to the extent required under the Purchaser LP Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended, and the Purchaser LP Agreement).

(e)           Proceedings.  As of the date of this Agreement, other than the Bankruptcy Case and chapter 11 proceedings for HCR III and/or its Subsidiaries, there are no Proceedings pending or, to the knowledge of the officers of the Purchaser Entities, threatened against the Purchaser Entities that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, materially delaying or otherwise interfering with the ability of the Purchaser Entities to consummate the Transactions.

(f)            No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Section 2.1, the Purchaser Entities hereby acknowledge and agree that neither the Debtor nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, has made or is making any other express or implied representation or warranty with respect to the Debtor or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to the Purchaser Entities.  Subject to Section 8.1(a), neither the Debtor nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, will have or be subject to any liability or indemnification obligation to the Purchaser Entities resulting from the delivery, dissemination or any other distribution to the Purchaser Entities, or the use by the Purchaser Entities, of any such information provided or made available to them by the Debtor or any of its Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, the Purchaser Entities or any of their Affiliates or Representatives, in anticipation or contemplation of any of the Transactions.

(g)           Non-Reliance on Debtor Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Debtor by the Purchaser Entities, the Purchaser Entities have received and may continue to receive from the Debtor certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Debtor, its Subsidiaries and their respective businesses and operations.  The Purchaser Entities hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser Entities are familiar, that the Purchaser Entities are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that, subject to Section 8.1(a), the Purchaser Entities will have no claim against the Debtor or any of its Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, with respect thereto.  Accordingly, the Purchaser Entities hereby acknowledge that neither the Debtor nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE III

Bankruptcy Matters

3.1          Pre-Filing Period.

(a)           Prior to the Petition Date, Parent and the Debtor shall work together in good faith to prepare the Plan, proposed Confirmation Order and Disclosure Statement (collectively, the “Restructuring Documents”) and “first day” and “second day” motions, and any other motions, pleadings, notices and other documents to be filed during the Bankruptcy Case.

(b)           For purposes of this Agreement, (i) the “Confirmation Order” shall mean an Order of the Bankruptcy Court, reasonably acceptable to the Debtor and Parent that, among other things, (A) approves the Disclosure Statement, voting materials and procedures, and solicitation, (B) finds that the Plan is feasible, that adequate notice has been provided to all parties-in-interest in the Bankruptcy Case and that the requirements under the Bankruptcy Code for classification of claims, solicitation of votes, and confirmation of a Plan have been satisfied, (C) confirms the Plan, (D) approves this Agreement and all of its terms, and authorizes and directs the Debtor to perform its obligations under this Agreement, (E) approves the transactions contemplated by the Plan and this Agreement, (F) exculpates and releases the members of the Debtor Board and officers of the Debtor from liability with respect to the negotiation, execution and delivery of this Agreement and the Debtor’s performance of its obligations hereunder prior to the Closing (or termination of this Agreement in accordance with its terms, as applicable) and (G) approves the releases, exculpations and discharge contemplated by the Plan and enjoins parties from asserting claims subject to such releases, exculpations and/or discharge; and (ii) the “Disclosure Statement” shall mean the disclosure statement with respect to the Plan, which shall contain “adequate information” as defined by section 1125(a) of the Bankruptcy Code and shall be reasonably acceptable to Parent and the Debtor.

(c)           The Debtor shall give Parent reasonable advance notice of, and opportunity to review and comment on, the “first day” and “second day” motions, and any other motions, pleadings, notices and other documents to be filed during the Bankruptcy Case and shall incorporate such comments to the extent reasonable and consistent with the terms of this Agreement and the Plan.

(d)           The Debtor has provided Parent with a Case Budget on the date hereof and shall deliver an updated Case Budget to Parent from time to time as reasonably requested by Parent.  The “Case Budget” shall mean a budget for the Bankruptcy Case prepared in good faith by the Debtor in consultation with Parent based on the 13-Week Cash Budget, which shall include (i) expected Closing Date payments and (ii) funding for the Bankruptcy Case and Closing Date payments.

3.2          Chapter 11 Obligations.

(a)           The Debtor shall commence solicitation of the Plan on or prior to one (1) day after the date hereof.

(b)           On or prior to March 4, 2018, the Debtor shall file or cause to be filed a petition for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.  On the date of such filing (the “Petition Date”), the Debtor shall file with the Bankruptcy Court the Restructuring Documents and a motion seeking entry of (i) an order approving the Disclosure Statement and (ii) the Confirmation Order.

(c)           The Debtor shall use reasonable best efforts to pursue entry of the Confirmation Order by the Bankruptcy Court within 40 days of the Petition Date.

(d)           In the event the entry of the Confirmation Order shall be appealed, the Debtor and the Purchaser Entities shall use their respective reasonable best efforts to defend such appeal, including opposing any stay requested in connection therewith.

(e)           Each document filed with the Bankruptcy Court as a supplement to the Plan, and all exhibits, schedules and annexes thereto, shall be consistent with the terms hereof and the Plan Term Sheet and otherwise reasonably satisfactory in form and substance to Parent; provided that the Charter and the By-Laws shall be satisfactory to Parent in its sole discretion and in compliance with Section 4.7.

(f)            The Debtor shall not file any motion or pleading or make any statement on the record before the Bankruptcy Court that is inconsistent with the Restructuring Documents or this Agreement or that reasonably could be expected to prevent, delay or impede the successful implementation of the Transactions and the Restructuring Documents.

(g)           The Restructuring Documents may not be amended or modified unless such amendments or modifications are (i) not inconsistent with the terms and conditions of this

Agreement and the Plan Term Sheet and (ii) consented to in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(h)           Parent shall, and shall cause each Subsidiary of Parent to, (i) support, and take all reasonable actions necessary or reasonably requested by the Debtor to facilitate, the solicitation, confirmation and consummation of the Plan and the transactions contemplated by the Plan, including voting in favor of the Plan; (ii) not take any other action, directly or indirectly, that could prevent, interfere with, delay or impede the solicitation of votes in connection with the Plan or the confirmation or consummation of the Plan; (iii) not object to or otherwise commence any proceeding or take any action opposing the Plan or Disclosure Statement; and (iv) otherwise use its reasonable best efforts to assist the Debtor in obtaining entry of the Confirmation Order by the Bankruptcy Court within 40 days of the Petition Date.

(i)            At the Closing, Parent shall make available, or cause to be made available, to the Debtor such amounts as may be necessary to enable the Debtor to fund or pay all of the Debtor’s obligations required to be funded or paid under the Plan or this Agreement (to the extent the Debtor does not have sufficient funds to fund or pay such obligations when due).

(j)            If an Eligible Employee does not execute and deliver a Separation Agreement, or the Former CEO does not execute and deliver the Former CEO Settlement Agreement, in each case prior to the entry of the Confirmation Order, the Debtor shall, at the request of Parent, promptly file with the Bankruptcy Court a motion to reject the Employment Agreement of such Eligible Employee or the Former CEO, as applicable, as of the Closing Date, and shall use reasonable best efforts to pursue entry of an order by the Bankruptcy Court prior to the Closing Date approving such rejection.

3.3          Case Financing.  The Debtor agrees that it shall not incur any secured debtor-in-possession financing except with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed; it being understood that, for the avoidance of doubt, the granting of security as contemplated by the Centerbridge Facility, or any customary and reasonable adequate protection to be provided to the lenders under the Centerbridge Facility as part of the Bankruptcy Case (other than as a consequence of secured debtor-in-possession financing), shall not be considered a violation of this Section 3.3.

3.4          Release of Non-Debtor Subsidiary Claims.  Parent and Debtor hereby covenant and agree that, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, (a) each Subsidiary of the Debtor shall be deemed to have completely and forever released, waived, and discharged unconditionally each of the shareholders or other equity holders of the Debtor that is not an employee of the Debtor and each director of the Debtor that is not an employee of the Debtor, and any Person claiming by or through any of the foregoing Persons (including their respective officers, directors, managers, shareholders, partners, employees, equity holders, members, and professionals) (the “Non-Debtor Subsidiary Released Parties”), and Parent, Purchaser and each Lessor shall be deemed to have completely and forever released, waived, and discharged unconditionally each Non-Debtor Subsidiary Released Party, of and from any and all Claims (as such term is defined in the Plan) and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, direct or derivative, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to the Debtor, the reorganized Debtor, their respective Subsidiaries, assets, property and estates, the Bankruptcy Case or the Restructuring Documents and (b) following the Closing, promptly upon the written request of any Non-Debtor Subsidiary Released Party, Parent and Debtor shall cause each Subsidiary of Debtor to (and Parent shall and shall cause Purchaser and each Lessor to) execute and deliver to such Non-Debtor Subsidiary Released Party a written instrument evidencing such release.

ARTICLE IV

Covenants

4.1          Interim Operations.

(a)           The Debtor covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Closing, except (i) as otherwise expressly required or contemplated by this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iii) as otherwise required by applicable Laws or (iv) as set forth in Section 4.1 of the Debtor Disclosure Letter, the Business shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Debtor and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact, preserve governmental licenses, permits, consents, approvals, authorizations and qualifications and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, and keep available the services of its and its Subsidiaries’ present employees and agents.  Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except (i) as otherwise expressly required or contemplated by this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iii) as otherwise required by applicable Laws or (iv) as set forth in Section 4.1 of the Debtor Disclosure Letter, the Debtor will not and will not permit any of its Subsidiaries to:

(i)            adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii)           merge or consolidate the Debtor or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Debtor or any of its Subsidiaries or otherwise enter into any agreements providing for the sale of their respective material assets, operations or business (other than the sale or disposition of obsolete or worn-out assets in the ordinary course of business);

(iii)          acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement which have been provided to Parent prior to the date of this Agreement;

(iv)          acquire any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, whether by merger or consolidation, purchase of substantial assets or equity interest or any other manner, from any other Person;

(v)           issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Debtor or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Debtor to the Debtor or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(vi)          create or incur any Lien securing indebtedness for borrowed money (other than a Lien currently provided for under the Centerbridge Facility, any Permitted Lien (other than clause (d) of such definition) and/or the grant of any cash collateral in respect of letters of credit issued in respect of, or otherwise securing, ordinary course operating liabilities) on any assets of the Debtor or any of its Subsidiaries having a value in excess of $1,000,000 in the aggregate;

(vii)         make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Debtor or any direct or indirect wholly-owned Subsidiary of the Debtor);

(viii)        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Debtor or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock (other than the Restructuring Support Agreement);

(ix)          reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(x)           incur any indebtedness for borrowed money (which, for the avoidance of doubt, shall not include obligations in respect of cash-collateralized letters of credit issued in respect of, or other grants of cash collateral securing, ordinary course operating liabilities) or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Debtor or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice (A) not to exceed $2,000,000 in the aggregate, (B) guarantees incurred in compliance with this Section 4.1 by the Debtor of indebtedness of wholly-owned Subsidiaries of the Debtor or (C) indebtedness owed to the Debtor or another wholly-owned Subsidiary of the Debtor;

(xi)          except as set forth in the capital expenditures budget set forth in Section 4.1(a)(xi) of the Debtor Disclosure Letter, make or authorize any capital expenditure in excess of $2,000,000 in the aggregate, excluding any capital expenditure required by any Contract set forth on Section 4.1(a)(xi) of the Debtor Disclosure Letter or capital expenditure determined in good faith by the Debtor Board to be required for (A) the protection of, or to avoid injury to, any Person, (B) the care or safety of any patient under the care of any facility operated by the Debtor or any of its Subsidiaries or (C) compliance with Law;

(xii)         enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xiii)        make any material changes with respect to material accounting policies or procedures, except as required by changes in applicable Law or GAAP;

(xiv)        settle any litigation or other Proceeding brought against the Debtor or its Subsidiaries by a Governmental Entity (A) for an amount in excess of $100,000 individually or $1,000,000 in the aggregate for all such Proceedings (other than any resolution of claims processing for government reimbursement in the ordinary course of business, and excluding recoupment actions) or (B) in a manner that would impose any restrictions on its assets, operations or businesses or result in any injunction or equitable relief against the Debtor or any of its Subsidiaries;

(xv)         settle any Proceeding other than against or brought by a Governmental Entity, (A) for an amount in excess of $500,000 individually or $8,000,000 in the aggregate for all such Proceedings in any one-calendar-month period (in each case, with respect to Proceedings in the state of Pennsylvania, net of applicable insurance proceeds) or (B) in a manner that would impose any restrictions on its assets, operations or businesses or result in any injunction or equitable relief against the Debtor or any of its Subsidiaries;

(xvi)        amend, modify or terminate any Material Contract, including the Centerbridge Facility, in a manner adverse to the Debtor or its Subsidiaries;

(xvii)       (A) change in any material respect any material method of accounting of the Debtor or its Subsidiaries for Tax purposes; (B) enter into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any material Tax or Tax Returns of the Debtor or its Subsidiaries; (C) surrender a right of the Debtor or its Subsidiaries to a material Tax refund; (D) change an accounting period of the Debtor or its Subsidiaries with respect to any material Tax; (E) file an amended Tax Return; (F) change or revoke any material election with respect to Taxes; (G) make any material election with respect to Taxes that is inconsistent with past practice; (H) file any Tax Return that is inconsistent with past practice; or (I) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than in the ordinary course of business);

(xviii)      transfer, sell, lease, license, mortgage, pledge, divest or otherwise dispose of any material tangible or intangible assets (including Intellectual Property Rights), licenses, operations, rights, product lines, businesses or interests therein of the Debtor or its

Subsidiaries, including the capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business and sales or other dispositions of obsolete or worn-out assets and except for sales, leases, licenses, divestitures, cancellations, abandonments, lapses, expirations or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xix)        (A) enter into, adopt, amend in any material respect or terminate any Company Plan (other than entry into any new employment agreement with any individual whose hiring is not restricted by, or who is otherwise hired in accordance with, clause (H) below), (B) increase or accelerate the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any director, officer or employee of the Debtor or any of its Subsidiaries, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan (other than grants of any new awards to any individual whose hiring is not restricted by, or who is otherwise hired in accordance with, clause (H) below), (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by the terms of any existing Company Plan set forth on Section 2.1(h)(i) of the Debtor Disclosure Letter or GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any director, officer or employee of the Debtor or any of its Subsidiaries, (G) terminate the employment of any officer of the Debtor or its Subsidiaries other than for “cause”, (H) hire (x) any officer of the Debtor or its Subsidiaries with a title of Vice President or higher or (y) any employee of the Debtor or its Subsidiaries with aggregate annual base salary and target bonus of more than $250,000, except, in the case of the foregoing clauses (x) and (y), to the extent jointly determined by the Chief Restructuring Officer of the Debtor (“CRO”) and the Debtor Board in their reasonable business judgment in good faith necessary in the interests of patient care (any such individual described in the foregoing clauses (x) and (y) and hired to replace any such employee, a “New Hire”), provided that (i) any such officer New Hire (and his or her terms and conditions of employment, including any base and target incentive compensation) hired pursuant to this clause (H) shall be reasonably acceptable to Parent and (ii) the terms and conditions of employment of any New Hire that is not an officer, including base and target incentive compensation, shall be subject to notice and consultation with Parent, or (I) make any incentive payment or payment in respect of severance or any nonqualified deferred compensation entitlement to any current or former director, officer or employee of the Debtor or its Subsidiaries (including making any payments to any rabbi trust or taking any action that would cause the trustee of any rabbi trust to make payments to any current or former director, officer or employee of the Debtor or its Subsidiaries), except, with respect to clause (I) payment of any nondiscretionary incentive payments under existing Company Plans, nondiscretionary severance payments under existing Company Plans, and nondiscretionary payments of nonqualified deferred compensation (other than as set forth on Section 4.1(a)(xix)(I) of the Debtor Disclosure Letter) or as otherwise required by applicable Law; provided that payment in respect of any severance or nonqualified deferred compensation amount in excess of $200,000 shall be subject to prior notice and consultation with Parent and, with respect to clauses (A) through (H) above,

(1) amendments to welfare plans in the ordinary course of business, consistent with past practices that do not materially increase the costs of such welfare plans, (2) with respect to any hourly employees and salaried facility-level employees of the Debtor or its Subsidiaries, and any other employees of the Debtor or its Subsidiaries whose annual base salary does not exceed $150,000, increases in compensation in the ordinary course materially consistent with the Debtor’s 2018 operating budget or otherwise as reasonably determined by the CRO, in consultation with the QCP Consultants, to be necessary to respond to market demand, (3) with respect to each other employee of the Debtor or its Subsidiaries whose annual base salary exceeds $150,000 (other than any Eligible Employee), increases in compensation in the ordinary course of business consistent with past practice that do not exceed 1.5% of the aggregate annual base salaries of such other employees or 7.5% of the annual base salary for any individual and (4) as required pursuant to existing Company Plans, or as otherwise required by applicable Law;

(xx)         become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xxi)        enter into any Contract adversely affecting in any material respect the Debtor’s or any of its Subsidiaries’ ability to use or otherwise exploit any material Intellectual Property Rights;

(xxii)       fail to use commercially reasonable efforts to keep in full force the material Insurance Policies under substantially the same levels of coverage as the current policies of the Debtor and its Subsidiaries;

(xxiii)      change in any material respect any of the Debtor’s or its Subsidiaries’ material policies or procedures for or timing of the collection of accounts receivable (or any other trade receivables), payment of accounts payable (or any other trade payables), billing of its customers, pricing and payment terms, cash collections, cash payments or terms with suppliers, in each case, other than changes required by suppliers, vendors and service providers;

(xxiv)     dismiss the QCP Consultants other than in accordance with Section 5.1(b);

(xxv)      modify or amend in any respect any Contract pursuant to which HCR III or any of its Subsidiaries currently subleases real property to any other Subsidiary of the Debtor; or

(xxvi)     agree, authorize or commit to do any of the foregoing.

(b)           Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or materially impede the consummation of the Transactions.

4.2          Filings; Other Actions; Notification.

(a)           Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Debtor and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including the Governmental Approvals).  Subject to applicable Laws relating to the exchange of information, the parties shall cooperate on all matters with respect to obtaining the Governmental Approvals and making of filings with any Governmental Entity in connection with this Section 4.2.  Each of Parent and the Debtor shall (i) in coordination with each other, file as promptly as practicable after the execution hereof, all applications and documents required, necessary or advisable to obtain the Governmental Approvals as soon as practicable, (ii) submit to customary background checks in connection therewith, (iii) respond promptly to any additional requests from Governmental Entities and (iv) otherwise use its reasonable best efforts to obtain all Governmental Approvals as promptly as practicable (and in any event prior to the Termination Date).  Parent and the Debtor shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent and the Debtor, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions.  In exercising the foregoing rights, each of the Debtor and Parent shall act reasonably and as promptly as practicable.

(b)           Information; Meetings.  The Debtor and Parent each shall, upon the reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent or the Debtor or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.

(c)           Status.  Subject to applicable Laws and as required by any Governmental Entity, the Debtor and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions to the extent such party is aware of such information, including promptly furnishing the other with copies of notices or other communications received by Parent or the Debtor or any of their respective Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the Transactions.  Parent shall give prompt written notice to the Debtor of any change, fact or condition of which Parent becomes aware that is reasonably expected to result in any failure of any condition to Debtor’s obligations to effect the Transactions, and the Debtor shall give prompt written notice to Parent of any change, fact or condition of which the Debtor becomes aware that is reasonably expected to result in any failure of any condition to Parent’s or the Purchaser’s obligations to effect the Transactions or to materially affect the Business.  Neither the Debtor nor Parent shall permit any of their respective officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.

4.3          Access and Records.  Subject to applicable Law, upon reasonable notice, the Debtor shall (and shall cause its Subsidiaries to) afford Parent’s officers, directors, employees, agents, counsel, accountants, investment bankers, financing sources and other authorized representatives (together, “Representatives”) reasonable access, during normal business hours throughout the period prior to the Closing Date, to its employees, properties, books, contracts and records, and, upon Parent’s written request, will use reasonable efforts to provide Parent with access to suppliers, creditors and third parties with whom the Debtor or its Subsidiaries does business or by whom there have been asserted any claim, and, during such period, the Debtor shall (and shall cause its Subsidiaries to) use its reasonable best efforts to furnish promptly to Parent all information concerning its business, properties, personnel, suppliers, creditors and third parties with whom the Debtor or its Subsidiaries does business as may reasonably be requested, provided that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made by the Debtor herein, and provided, further, that the foregoing shall not require the Debtor (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Debtor would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Debtor shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Debtor or any of its Subsidiaries.  The Debtor shall continue to deliver its financial information and other reports required pursuant to the terms of the Master Lease.  The Debtor shall cooperate to provide Parent with access and information reasonably requested by Parent to facilitate the consolidation of the Debtor’s financial results with and into those of Parent following Closing, including establishment by Parent of accounting and financial reporting systems, systems of internal controls over financial reporting and disclosure controls as defined in the Exchange Act.  To the extent not otherwise provided in this Agreement, the Debtor shall, upon Parent’s request in writing, use its reasonable best efforts to provide to Parent those financial statements and information as may be reasonably required to comply with Parent’s obligations under the Exchange Act.

4.4          Publicity.  The initial press release regarding the Transactions shall be a joint press release issued by the Debtor and Parent.  Thereafter, no party shall issue any press release or make any public announcement concerning the Transactions without the prior written consent of the other parties hereto except as may be required by Law, including rules promulgated by the Securities and Exchange Commission (the “SEC”) or by obligations pursuant to any rules of any national securities exchange.  To the extent any party is required to make any press release or public announcement by Law or by obligations pursuant to any rules of any national securities exchange, such party shall (i) to the extent practicable, consult with the other parties hereto prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any rules of any national securities exchange, (ii) to the extent practicable, provide the other parties hereto with a reasonable opportunity to review and comment on such press release, announcement or filing and (iii) consider in good faith any comments of the other parties with respect to such press release, announcement or filing.

4.5          Employee Matters.

(a)           Prior to making any broad-based written or oral communications to officers and employees of the Debtor or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Debtor shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Debtor shall consider any such comments in good faith.

(b)           Parent shall use all reasonable endeavors to procure that any employee benefit plans which the employees of the Debtor and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans), service by employees of the Debtor and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Debtor or any of its Subsidiaries (except to the extent it would result in a duplication of benefits).

(c)           Nothing contained in this Agreement is intended to:  (i) be treated as an amendment of any particular Company Plan; (ii) prevent Parent, the Debtor or any of their Affiliates from amending or terminating any of their benefit plans (or, after the Closing Date, any Company Plan) in accordance with their terms; (iii) prevent Parent, the Debtor or any of its Affiliates, after the Closing Date, from terminating the employment of any employee of the Debtor; or (iv) create any third-party beneficiary rights in any employee of the Debtor, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any such employee by Parent, the Debtor or any of their Affiliates or under any benefit plan which Parent, the Debtor or any of their Affiliates may maintain.

(d)           Settlement Agreement.  If the Former CEO Settlement Agreement is executed and delivered by the parties thereto, from the date of execution and delivery through the Closing Date, the Debtor shall comply with the terms of the Former CEO Settlement Agreement and shall not amend, modify or alter such Former CEO Settlement Agreement without the prior written consent of Parent.

(e)           280G Vote.

(i)            At least two (2) business days prior to the Closing Date, the Debtor shall submit for approval by its stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that would reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”).

(ii)           The Debtor shall use its commercially reasonably efforts to obtain, at least three (3) business days prior to the Closing Date, irrevocable waivers of the right to any Parachute Payment from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder).

(iii)          True and complete copies of all disclosure and documents that comprise the stockholder approval of each Parachute Payment shall be delivered to Parent in sufficient time to allow Parent to comment thereon, but no less than five (5) business days prior to the 280G Stockholder Vote, and shall reflect all reasonable comments of Parent thereon.

4.6          Expenses.

(a)           Whether or not the Transactions are consummated, the parties hereto shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions.

(b)           The Debtor and its Subsidiaries’ sole financial advisor shall be Moelis & Company, and the Debtor shall not, and shall not permit its Subsidiaries to, hire any additional financial advisor.  The Debtor shall not agree to any change in the financial terms of any agreement pursuant to which Moelis & Company is entitled to any fees and expenses in connection with any of the Transactions.

4.7          Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Closing Date, each of Parent and the Debtor agrees that it will indemnify, defend and hold harmless each present and former director and officer of the Debtor and its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”) from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (whether or not incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative) arising out of or related to such Indemnified Party’s service or status as an officer or director of the Debtor or one of its Subsidiaries or any action or inaction on the part of any such Person in such capacity, in each case, as of prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent such Indemnified Party would be permitted to be indemnified by the Debtor or its applicable Subsidiary under applicable Law and the certificate of incorporation and by-laws (or comparable organizational documents) of the Debtor or its applicable Subsidiary in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)           Prior to or as of the Closing Date, the Debtor shall (after reasonable consultation with Parent) and, if the Debtor is unable to, Parent shall cause the Debtor as of the Closing Date to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of the Debtor and its Subsidiaries, and (ii) the existing fiduciary liability insurance policies of the Debtor and its Subsidiaries, in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing Date (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Debtor’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Debtor’s existing policies with respect to any matter claimed against a director or officer of the Debtor or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premiums paid by the Debtor for such insurance.  If the Debtor for any reason fails to obtain such insurance policies as of the Closing Date, the Debtor shall, and Parent shall cause the Debtor to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Debtor’s existing policies as of the date hereof, or the Debtor shall, and Parent shall cause the Debtor to, use reasonable best efforts to purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Debtor’s existing policies as of the date hereof; provided, however, that in no event shall the annual cost of the D&O Insurance exceed during the Tail Period 150% of the current aggregate annual premiums paid by the Debtor for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Debtor shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  From and after the Closing Date, except as required by applicable Law, Parent shall cause the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Debtor and its Subsidiaries to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in each of such documents of the Debtor and its Subsidiaries.  In the event of any Proceeding or investigation for which an Indemnified Party is entitled to indemnification pursuant to this Section 4.7, (A) Debtor shall, and Parent shall cause the Debtor and its Subsidiaries to, defend the Indemnified Party with respect to any such Proceeding or investigation and (B) Parent shall not, and shall cause the Debtor and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any Proceeding or investigation pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or investigation.  Parent agrees that all rights of the Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing as provided in the certificate of incorporation or by-laws (or comparable organizational documents) of the Debtor or any of its Subsidiaries and any indemnification agreements entered into prior to the date hereof, including provisions relating to advancement of expenses incurred in the defense of any Proceeding or investigation, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms.  Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the Indemnified Parties for any acts or omissions occurring prior to the Closing without the prior written consent of each affected Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 4.7, upon learning of any such Proceeding or investigation, shall promptly notify Parent and the Debtor thereof, but the failure to so notify shall not relieve Parent or the Debtor of any Liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.

(d)           If Parent or the Debtor or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Debtor shall assume all of the obligations set forth in this Section 4.7.

(e)           The provisions of this Section 4.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f)            The rights of the Indemnified Parties under this Section 4.7 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or comparable organizational documents) of the Debtor or any of its Subsidiaries, or under any applicable Contracts or Laws.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, by-laws or comparable governing documents of the Debtor and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Debtor or any of its Subsidiaries shall survive the Transactions and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(g)           Each of Parent and the Debtor hereby acknowledges that the Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than Parent, the Debtor or its Subsidiaries (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”) with respect to Proceedings or investigations that are the subject of Section 4.7(a).  The Debtor hereby agrees that if any advancement or indemnification obligation is owed, at any time, to an Indemnified Party for the same Proceeding or investigation by both (i) Parent or the Debtor, including under Section 4.7(a), and (ii) any Other Indemnitor (whether pursuant to any certificate of incorporation, by-laws or comparable organizational documents, indemnification agreement or other agreements), the Debtor shall (and if it is unable or fails to honor its obligations under this Section 4.7, Parent shall) be primarily liable for indemnification and advancement of expenses to such Indemnified Parties in respect of such Proceeding or investigation, and any obligation of an Other Indemnitor to provide indemnification or advancement of expenses shall be secondary to the obligations of the Debtor (or if it is unable or fails to honor its obligations under this Section 4.7, Parent) under this Section 4.7.  Parent and the Debtor irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect of the indemnification arrangements provided to such Indemnified Parties by such Other Indemnitors and (B) that the Indemnified Party must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before Parent and the Debtor must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement.  If any Other Indemnitor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable or subject to advancement under this Section 4.7, then (1) such Other Indemnitor shall be fully subrogated to all rights of the Indemnified Parties with respect to the payments actually made and (2) the Debtor shall reimburse the Other Indemnitor for the payments actually made.  Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, Parent’s rights against the Debtor for contribution, subrogation, indemnification or any other recovery of any kind in respect of the indemnification arrangements provided by Parent and Debtor to the Indemnified Parties pursuant to this Section 4.7 are hereby preserved.

4.8          Confidentiality.  Unless and until Closing occurs, no party hereto shall disclose any information provided to such party or its Representatives pursuant to Section 4.3 or any other provision of this Agreement, or any non-public information related to the negotiation, execution and delivery of this Agreement and the Transactions, other than (a) disclosure to such party’s Representatives (provided that such Representatives agree to comply with this Section 4.8 as if they were a party hereto and that such party shall be responsible for any Representative of such party to so comply with this Section 4.8), (b) as required by Law or by obligations pursuant to any rules of any national securities exchange, the SEC or by the request of any Governmental Entity, and (c) subject to reasonable customary confidentiality arrangements reasonably acceptable to the Debtor, any Person who expresses a bona fide interest in acquiring all or part of the Business or any business entities, properties or assets of the Debtors and its Subsidiaries following the Closing, including any potential joint venture partner (a “Potential Acquiror”) and actual or potential purchasers, replacement tenants, third-party operators or other partners of Parent with respect to the remarketing of the Leased Facilities pursuant to the SNF/AL Remarketing Process.  Notwithstanding the foregoing, nothing herein shall in any way limit any existing rights of any party to the Master Lease to use or disclose information under the terms of the Master Lease.

4.9          Financing.

(a)           The Debtor shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide and direct its and their respective Representatives to use their respective reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement, syndication and consummation of any debt financing by Parent or its Subsidiaries and the Debtor or any of its Subsidiaries, any equity financing of Parent or any minority investment in the Debtor or any of its Subsidiaries (not to exceed ten percent (10%) of the fully-diluted equity of the Debtor or such Subsidiary) including (i) the refinancing of the indebtedness under the Centerbridge Facility, whether at the Debtor, Parent or any of their Subsidiaries (such financing, the “Manorcare Financing”), (ii) the refinancing of the indebtedness under the First Lien Credit and Guaranty Agreement, dated as of October 31, 2016, by and among QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, QCP SNF East REIT, LLC, QCP AL REIT, LLC, QCP Holdco REIT, LLC, Parent, certain Subsidiaries of Parent from time to time party to the credit agreement as guarantors, the lenders party thereto and Barclays Bank PLC, as Administrative Agent and Swing Line Lender, and the L/C Issuers at Parent or any of its Subsidiaries and (iii) the refinancing of the $750 million senior secured notes due 2023 issued pursuant to that certain Indenture, dated as of October 17, 2016, among QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, QCP SNF East REIT, LLC and QCP AL REIT, LLC, as issuers, and Wilmington Trust, National Association, as trustee and notes collateral agent (such financing, together with the Manorcare Financing, the “Financing”).  Such cooperation shall include (i) furnishing Parent and its Debt Financing Sources with the Audited Financial Statements and with audited financial statements for the Debtor and its Subsidiaries for each subsequent fiscal year within fifty (50) days after the end of such fiscal year, and quarterly and interim unaudited financial statements for the Debtor and its Subsidiaries for the fiscal quarters and interim periods ended March 31, 2018, June 30, 2018 and September 30, 2018 and for each subsequent fiscal quarter within thirty-five (35) days after the end of such fiscal quarter, in each case, with comparative financial information for the equivalent period of the prior year; (ii) using reasonable best efforts to furnish Parent and its Debt Financing Sources with information, audit reports, historical business and other financial data and any supplements thereto regarding the Debtor and its Subsidiaries customarily included in information memoranda and other syndication materials for revolving, term loan credit facilities, bond offering documents and equity offering documents, including assisting in preparing pro forma financial information for the Debtor and its Subsidiaries; (iii) to the extent reasonably requested by Parent, using reasonable best efforts to prepare carve-out audited and unaudited financial statements for the time period required or desirable to any Debt Financing Source; (iv) using reasonable best efforts to cause members of management and other senior officers to participate in a reasonable number of meetings (including one-on-one meetings or conference calls), lender presentations, due diligence sessions and sessions with rating agencies, prospective lenders and investors and other syndication and marketing activities; (v) reasonably assisting Parent and its Debt Financing Sources in the preparation of any syndication and offering documents and materials, including information memoranda, lender presentations, offering memoranda, registration statements, prospectuses and other marketing documents (collectively, the “Marketing Documentation”) and provide and execute a customary authorization letter with respect thereto; (vi) reasonably cooperating in marketing efforts of Parent; (vii) reasonably assisting in the negotiation and preparation of any credit agreements, indentures, underwriting agreements, purchase agreements, pledge and security documents, mortgages, guarantees, hedging agreements and other definitive documents, a certificate of the chief financial officer of the Debtor with respect to solvency matters in a form acceptable to Parent and any other certificates, letters and documents (including any schedules and exhibits in connection with the foregoing) as may be reasonably requested by Parent; (viii) reasonably assisting in the obtaining of (A) audit reports, authorization letters, comfort letters and consents of accountants and auditors with respect to financial statements for the Debtor and its Subsidiaries for inclusion in any Marketing Documentation and (B) payoff letters, instruments of discharge and Lien terminations; (ix) providing information regarding the Debtor and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act of 2001, to the extent requested by its Debt Financing Sources at least eight (8) business days prior to the Closing; (x) reasonably assisting Parent in obtaining corporate, facility and debt security ratings from rating agencies; (xi) reasonably cooperating with Parent’s legal counsel (including providing customary back-up certificates) in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing; (xii) taking such reasonable actions as may be reasonably requested by Parent necessary to permit its Debt Financing Sources to evaluate the Debtor’s assets and cash management policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to cooperate with other due diligence conducted by its Debt Financing Sources; (xiii) using reasonable best efforts to obtain customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Debtor and its Subsidiaries, customary lien searches with respect to the Debtor and its Subsidiaries and insurance certificates; (xiv) using reasonable best efforts to facilitate the granting of a security interest (or perfection thereof) in collateral by the Debtor and its Subsidiaries to secure the Financing at Closing; and (xv) if applicable, reasonably cooperating with Parent in connection with the payoff of the Centerbridge Facility at Closing.

(b)                                 The Debtor hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Debtor or its Subsidiaries.

(c)                                  For purposes of this Agreement, “Debt Financing Sources” means the Persons that will provide or otherwise enter into agreements in connection with the Financing, together with, in each case, their Affiliates and Representatives.

(d)                                 Notwithstanding anything in this Agreement to the contrary, none of the Debtor, its Subsidiaries or their respective Affiliates, or Representatives shall (i) be required to pay any commitment or other similar fee other than any such fee that may be payable by the Debtor or its Subsidiaries at the Closing, (ii) be required to incur any other liability in connection with the Financing other than any such liabilities to be incurred by the Debtor or its Subsidiaries arising after the Closing occurs or liabilities for costs and expenses to the extent required to be indemnified or reimbursed by Parent, (iii) otherwise be required to take any action in violation of any of the Debtor’s or any of its Subsidiaries’ organizational documents or that Debtor determines in good faith could reasonably be expected to violate any applicable Law or Contract, (iv) be required to waive or amend any terms of this Agreement or terms of any other Contract to which the Debtor or its Subsidiaries is a party, (v) be required to provide cooperation to the extent it would (y) cause any condition to the Closing set forth in ARTICLE VI not to be satisfied or (z) cause a breach of this Agreement, (vi) be required to deliver or obtain opinions of internal or external counsel or (vii) provide access to or disclose information where the Debtor reasonably determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract to which it or any of its Subsidiaries is a party, provided that in the event that the Debtor or any of its Subsidiaries does not provide information in reliance on the exclusions in this subclause (vii), the Debtor and its Subsidiaries shall use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).  No director or officer of the Debtor or its Subsidiaries, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any definitive documentation with respect to the Financing, or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, except with respect to the delivery of customary representation and authorization letters in connection with the Marketing Documentation.  Nothing hereunder will require any officer or representative of the Debtor or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such officer or representative.  Parent shall indemnify, defend and hold harmless the Debtor and its Subsidiaries, and their respective officers, employees and Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (A) the willful misconduct, gross negligence or bad faith of the Debtor and its subsidiaries or (B) historical information furnished in writing by or on behalf of the Debtor and its Subsidiaries, including financial statements.  Notwithstanding anything in this paragraph, the Debtor and its Subsidiaries shall not be required to provide any such requested cooperation that shall unreasonably disrupt or interfere with the ongoing operations of the Debtor or its Subsidiaries.  Parent shall, promptly upon request by the Debtor, reimburse the Debtor and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Debtor and its Subsidiaries (including those of its Affiliates and Representatives) in connection with taking actions requested by Parent pursuant to this Section 4.9, which for the avoidance of doubt will not include audit fees and other expenses relating to the preparation of financial statements for the Business to the extent required by the Master Lease or otherwise historically prepared by the Debtors and its Subsidiaries.  Notwithstanding anything to the contrary, the condition set forth in Section 6.2(b) as it applies to the Debtor’s obligations under this Section 4.9 shall be deemed satisfied unless there has occurred a breach by Debtor of its obligations under this Section 4.9 that directly results in the Financing not being available on the Closing Date.

4.10                        Acquisition Proposals.

(a)                                 No Solicitation or Negotiation.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VII and the Closing, except as expressly permitted by this Section 4.10, the Debtor and its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees shall not, and the Debtor shall direct its other agents and representatives not to, directly or indirectly:

(i)                                     initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or, would reasonably be expected to lead to, an Acquisition Proposal;

(ii)                                  engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 4.10 prohibit such discussions);

(iii)                               provide any non-public information or data concerning the Debtor  or its Subsidiaries, or access to the Debtor or its Subsidiaries’ properties, books and records to any Person, in each case, in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv)                              otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal;

(v)                                 approve or recommend or publicly declare advisable any Acquisition Proposal or proposal reasonably expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement;

(vi)                              execute or enter into an Alternative Acquisition Agreement; or

(vii)                           agree, authorize or commit to do any of the foregoing.

(b)                                 Notice of Acquisition Proposals.  The Debtor shall promptly (but, in any event, within twenty-four hours) give notice to Parent if (i) any bona fide inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal are received by the Debtor or any of its Subsidiaries, or any of its or their respective Representatives of which the Debtor or its Subsidiaries are made aware (it being understood that the Debtor and its Subsidiaries shall instruct its and their respective Representatives to promptly make them aware of any such bona fide inquiries, proposals or offers), or (ii) any bona fide request is received by the Debtor or any of its Subsidiaries, or any of its or their respective Representatives of which the Debtor or its Subsidiaries are made aware (it being understood that the Debtor and its Subsidiaries shall instruct its and their respective Representatives to promptly make them aware of any such bona fide requests), for the Debtor or any of its Subsidiaries to engage in discussions or negotiations relating to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, setting forth in such notice the name of the Person making any such inquiry, proposal, offer or request and the material terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the scope of any such request (including, if applicable, correct and complete copies of any such written Acquisition Proposals, inquiries, proposals or offers, including proposed agreements, or requests (or where no such copies are available, a reasonably detailed written description thereof)), and thereafter shall keep Parent reasonably informed, on a current basis of the status and terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers or requests (including any amendments or supplements thereto) and the status of any such discussions or negotiations, including any change in such Person’s intentions as previously notified.

(c)                                  Existing Discussions.  The Debtor (i) agrees, that as of the date hereof, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person (other than Parent and its Subsidiaries) conducted prior to the date hereof with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal (including access to any physical or electronic data rooms) and (ii) shall promptly (but in any event within twenty-four hours of the execution and delivery of this Agreement) (A) deliver a written notice to each such Person providing only that the Debtor is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal and is requesting the prompt return or destruction of all confidential information concerning the Debtor and any of its Subsidiaries and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.

(d)                                 Standstill Provisions.  From that date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VII and the Closing, the Debtor shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Debtor or any of its Subsidiaries is a party and, in the event of any breach of such agreement of which the Debtor Board becomes aware, the Debtor shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

(e)                                  For purposes of this Agreement, the term “Acquisition Proposal” means any (i)  proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, spin-off, share exchange, business combination or similar transaction involving the Debtor or any of its Subsidiaries or (ii) acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, ten percent (10%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Debtor, other than the Transactions or the disposition of those Leased Facilities set forth in Section 5.3(b) of the Debtor Disclosure Letter; and the term “Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal.

ARTICLE V

Special Covenants

5.1                               Corporate Governance.

(a)                                 Debtor Restructuring Committee.  After the date of this Agreement and prior to the Closing Date, the power and authority of the special restructuring committee of the Debtor Board (the “Debtor Restructuring Committee”) shall not be changed, and no new or replacement member of the Debtor Restructuring Committee, the sole members of which are Sherman Edmiston III and Kevin P. Collins in their capacity as members of the Debtor Board, shall be appointed without the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(b)                                 QCP Consultants.

(i)                                     From and after the date of this Agreement, Guy Sansone and Laura Linynsky shall serve as consultants (the “QCP Consultants”).  In such capacity, the QCP Consultants shall report to Parent and shall have the following rights and access:  (i) email addresses with the Debtor’s domain name and full access to the Debtor’s corporate email network, (ii) full view-only access to all financial information of the Debtor and its Subsidiaries available to the current Chief Executive Officer (“CEO”) and the current Chief Financial Officer (“CFO”) of the Debtor, (iii) announcement of the QCP Consultants internally and externally as the future management team, including in the Plan and Disclosure Statement, (iv) access to any written reports provided to the current CEO and CFO, (v) opportunity to review and comment on all external and broadly-distributed internal communications by the Debtor’s management, (vi) attendance at any and all telephonic and in-person meetings of the Debtor Board (other than executive sessions of the Debtor Board and other than the portion of any meeting from which employee members of the Debtor Board are excluded or involving, in the good faith judgment of the Debtor Board, any actual or potential conflict of interest with the Purchaser Entities or as may be reasonably necessary to preserve attorney client privilege, in the good faith judgment of the Debtor Board), (vii) bi-weekly calls with independent directors of the Debtor to address access or other concerns; provided that the CRO shall also participate in such calls, and (viii) direct access to all employees of the Debtor and its Subsidiaries, subject to coordination with, and reasonable approval of, the CRO.  If either of the QCP Consultants is no longer able to perform the functions of such position due to death or disability or such individual resigns or is convicted of a felony, he or she shall be discharged of his or her duties by Parent, and a replacement QCP Consultant shall be appointed by Parent, subject to reasonable approval of such person by the Debtor Board and the CRO.  If (i) the Debtor Board (A) determines that either of the QCP Consultants willfully fails to materially comply with any restrictions on the authority and activities of the QCP Consultants set forth in Section 5.1(b)(iv) (the restriction not so complied with being referred to as the “Applicable Restriction”)) and (B) notifies Parent in writing of such determination, and (ii) such QCP Consultant thereafter again willfully fails to materially comply with such Applicable Restriction, such QCP Consultant may be terminated as a QCP Consultant by the Debtor and denied the rights and access described in this Section 5.1(b) with the approval of the Debtor Board and the CRO, in which case a replacement QCP Consultant shall be appointed by Parent, subject to reasonable approval of such person by the Debtor Board and the CRO.  For the avoidance of doubt, each of the QCP Consultants shall be deemed to be a Representative of Parent for purposes of Section 4.8 and Parent shall be responsible for any failure of either QCP Consultant to comply with Section 4.8 as if such QCP Consultant were a party thereto.

(ii)                                  Subject to the other terms of this Section 5.1(b), the Debtor shall promptly provide information to, and access to its properties and personnel to, the QCP Consultants as reasonably requested by Parent or the QCP Consultants so as to enable the QCP Consultants to accomplish the following:

(A)                               prior to the Closing Date, formulating a comprehensive, detailed business plan that could begin to be implemented immediately following the Closing, including (1) the identification of potential cost reductions in the operations of the Debtor and its Subsidiaries and analysis of the operations of the remaining Leased Facilities following the completion of the SNF/AL Remarketing Process, (2) the development of a business plan for the Debtor’s and its Subsidiaries’ home health care and hospice businesses, (3) the development of a business plan for the Debtor’s and its Subsidiaries’ rehabilitation and other ancillary businesses, (4) a full analysis of the operational and sales relationships between the SNF Business and the Debtor’s and its Subsidiaries’ home health care and hospice businesses, and (5) an analysis of the overhead scale and regional structure of the Debtor and its Subsidiaries;

(B)                               collaborating with Debtor in the remarketing of the Leased Facilities in accordance with the SNF/AL Remarketing Process (as defined in Section 5.3(b)), which remarketings may occur prior to or after the Closing Date as Parent reasonably requests;

(C)                               reviewing and commenting on the rolling thirteen (13)-week budget for consolidated cash disbursements of the Debtor, the initial version of which is set forth in Section 5.1(b)(ii)(C) of the Debtor Disclosure Letter (the “13-Week Cash Budget”);

(D)                               monitoring the Debtor’s segregation of receipts and expenditures allocable to its various Subsidiaries;

(E)                                monitoring the operating and financial performance of the Debtor’s businesses;

(F)                                 providing input into the Debtor’s development of its overall business plan reflecting the transactions contemplated by Section 5.3 of this Agreement;

(G)                               monitoring the status of material litigation and consulting with the Debtor generally on the resolution of such litigation;

(H)                              monitoring intercompany transfers and liabilities; and

(I)                                   subject to the approval of the CRO, carrying out such other customary transition-related activities as the QCP Consultants reasonably determine to be necessary or advisable in support of an orderly transition of operations at Closing.

(iii)                               The QCP Consultants may (A) share information they acquire in their capacities as QCP Consultants with Parent and its Representatives, provided that Parent shall keep such information confidential pursuant to Section 4.8, (B) facilitate attendance by the management of Parent at meetings (not including Debtor Board meetings) with officers and employees of the Debtor, subject to approval of the CRO, and (C) share information they acquire in their capacities as QCP Consultants with any other Persons subject to appropriate confidentiality arrangements with Debtor pursuant to Section 4.8 (which, for the avoidance of doubt, shall be reasonably acceptable to the Debtor).

(iv)                              The Debtor and Parent shall consult with one another and cooperate in good faith to facilitate the exercise of the rights set forth in this Section 5.1(b), which respect to which time is of the essence.  For the avoidance of doubt, the operation of the Debtor and its Subsidiaries shall continue to be directed by the CRO and current CEO, at the direction of, and with oversight by, the Debtor Board, unless and until the Closing occurs.  Prior to the Closing, neither QCP Consultant shall have the authority to, and neither QCP Consultant will, (A) instruct or direct, or authorize any action of, any employee or other Representative of the Debtor or any of its Subsidiaries, except as authorized by the CRO; (B) bind the Debtor and/or its Subsidiaries, commit the Debtor and/or its Subsidiaries to execute any agreements or instruments in the name of the Debtor and/or any of its Subsidiaries; (C) represent to any third party that such QCP Consultant has authority to bind the Debtor or any of its Subsidiaries prior to the Closing; (D) disburse or expend funds of the Debtor or its Subsidiaries; (E) knowingly contradict or countermand to any officer or employee of the Debtor or its Subsidiaries any directive or instruction of the CRO or current CEO or CFO or their direct reports or any written policy of the Debtor or its Subsidiaries; (F) inform any employee of the Debtor or its Subsidiaries (other than the Eligible Employees) of any determination or decision concerning such employee’s continued employment by the Debtor or its Subsidiaries without the prior approval of the CRO (which approval will not be unreasonably withheld, conditioned or delayed); (G) initiate discussions or communications with any suppliers, vendors, service providers, patients or regulators of the Debtor or its Subsidiaries without the prior approval of the CRO (which approval will not be unreasonably withheld, conditioned or delayed), except for such discussions or communications with regulators as is reasonably required to allow Parent to satisfy its obligations pursuant to Section 4.2; provided that, to the extent any QCP Consultant engages in any substantive discussion or communication with any such supplier, vendor, service provider, patient or regulator, which discussion or communication was initiated by such supplier, vendor, service provider, patient or regulator, such QCP Consultant shall provide to the CRO, within one (1) business day thereof, a reasonable description of such discussion or communication; or (H) broadly distribute written communications to the personnel of the Debtor and its Subsidiaries without the approval of the CRO (which approval will not be unreasonably withheld, conditioned or delayed).

(c)                                  Chief Restructuring Officer.  After the date hereof, the CRO shall have those responsibilities set forth in Section 5.1(c) of the Debtor Disclosure Letter; provided, however, that at all times the responsibilities of the CRO shall include responsibility for allocation of costs under the Administrative Support Services Agreement unless otherwise provided in the Centerbridge Facility.  After the date of this Agreement and prior to the Closing Date, the power and authority of the CRO shall not be changed, and the CRO shall not be removed or replaced, without the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.  If the CRO voluntary terminates his employment or is otherwise unable to perform his or her responsibilities, a replacement CRO shall be appointed, subject to Parent’s reasonable consent (not to be unreasonably withheld, conditioned or delayed).

5.2                               Rent and Forbearance.

(a)                                 Adjustment to Rent; Forbearance.

(i)                                     Upon the termination of the Master Lease with respect to any Leased Facility set forth on Section 5.2(a)(i) of the Debtor Disclosure Letter in connection with the releasing or sale of any Leased Facility by Parent or its Subsidiaries to any third-party purchasers, replacement tenants or other partners of Parent, there shall be no adjustment to Reduced Cash Rent.  Upon the termination of the Master Lease with respect to any Leased Facility other than those set forth on Section 5.2(a)(i) of the Debtor Disclosure Letter in connection with the releasing or sale of any Leased Facility by Parent or its Subsidiaries to any third-party purchasers, replacement tenants or other partners of Parent, the parties to the Master Lease shall amend the Master Lease to reduce Minimum Rent (as defined in the Master Lease) and Reduced Cash Rent in a manner reflecting the net sales proceeds of such disposition.

(b)                                 Forbearance.  From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with ARTICLE VII hereof, Parent agrees to forbear from bringing suit or exercising remedies under the Guaranty, the Master Lease or Agreements Regarding Subleases arising out of or related to (i) the failure to pay Rent (as defined in the Master Lease), (ii) notwithstanding Section 4.4 of the Master Lease, the failure to deposit or pay any amounts required to be deposited pursuant to Section 4.4 of the Master Lease prior to the termination of this Agreement, (iii) the failure to make capital expenditures required by the Master Lease, (iv) the occurrence of any “Event of Default” described in Section 16.1(g) or Section 16.1(h) of the Master Lease as a result of the transactions and other actions contemplated by this Agreement, (v) any “Event of Default” under clause (ii) of Section 16.1(l) of the Master Lease resulting from the failure of the Debtor to make any payment due under the Guaranty, (vi) the 2017 default under and acceleration of amounts owing under that certain Credit Agreement, dated as of April 6, 2011, among Holdings (as defined therein), HCR Healthcare, LLC, the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-Lead Arrangers and Joint Bookrunners, as amended by that certain First Amendment to Credit Agreement, dated as of March 21, 2014 and that certain Second Amendment to Credit Agreement, dated as of May 6, 2015 (the “JP Morgan Credit Facility”); or (vii) the failure of the Debtor to make any payment due under the Guaranty, including, in each case, by delivering a notice of default under the Master Lease, terminating the Master Lease, declaring an “Event of Default” under the Master Lease or exercising any other right or remedy under the Master Lease and/or Agreements Regarding Subleases against the Debtor or its direct and indirect Subsidiaries and, with respect to each, their property and interests in property.

(c)                                  Forbearance Stipulations.  The Debtor and its Subsidiaries hereby admit, stipulate and agree as follows:

(i)                                     as of the date hereof (and taking into account payments made by HCR III to the Lessors on the date hereof), the Lessors were owed approximately $180,571,590  in unpaid Rent currently due and owing under the Master Lease, including $14,000,000 in unpaid Rent due and owing since the date of the Second Forbearance Agreement until the date of this Agreement (“Reduced Cash Rent Past Due Balance”);

(ii)                                  as of the date hereof, the Lessors were owed approximately $265,225,000 in unpaid Deferred Rent Obligations (as defined in the Master Lease) currently due and owing under the Master Lease;

(iii)                               the Rent and other obligations of HCR III under the Master Lease and the Debtor under the Guaranty constitute legal, valid and binding obligations of HCR III and the Debtor, respectively, enforceable against HCR III and the Debtor in accordance with the terms of the Master Lease and the Guaranty;

(iv)                              no portion of the Rent and other obligations of HCR III under the Master Lease, the Debtor under the Guaranty, or the Sublease OpCos under the Agreements Regarding Subleases is subject to avoidance, recharacterization, recovery or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law;

(v)                                 the Debtor and HCR III do not have any claims, counterclaims, causes of action, defenses or setoff rights arising under or in connection with the Master Lease, the Guaranty or the Agreements Regarding Subleases against Parent, the Lessors or their respective Representatives (in their capacities as such) with respect to any unpaid Rent (including the Deferred Rent Obligation); and

(vi)                              other than (A) as a result of HCR III’s failure to pay all due and owing Rent in full, the failure to deposit or pay any amounts required to be deposited pursuant to Section 4.4 of the Master Lease or the failure to make capital expenditures required by the Master Lease, (B) any “Event of Default” under clause (ii) of Section 16.1(l) of the Master Lease resulting from the failure of the Debtor to make any payment due under the Guaranty, (C) the 2017 default under and acceleration of amounts owing under the JP Morgan Credit Facility and (D) the other matters described in Section 5.2(b), no default or Event of Default (as defined in the Master Lease) under the Master Lease is continuing.

5.3                               Business Operations.  Subject to the terms and conditions hereof, from the date of this Agreement until the Closing Date, the Debtor shall, and shall cause its Subsidiaries to:

(a)                                 comply in all material respects with all non-monetary obligations under the Master Lease, Guaranty and Agreements Regarding Subleases (it being understood that an obligation to make capital expenditures shall constitute a monetary obligation);

(b)                                 cooperate with Parent in the sale, remarketing or re-leasing of any Leased Facilities pursuant to the terms of this Agreement and the protocol set forth in Section 5.3(b) of the Debtor Disclosure Letter (the “SNF/AL Remarketing Process”), including taking all steps required under the Centerbridge Facility to facilitate such process; provided that any such sale, remarketing or re-leasing (or any other disposition of any SNF Business) prior the Closing shall be subject to appropriate disclosure to the Bankruptcy Court;

(c)                                  provide Parent and any actual or potential purchasers or replacement tenants of the Leased Facilities with customary access and information in support of the SNF/AL Remarketing Process, subject to entry by such third-party acquiror or lessee into appropriate confidentiality arrangements pursuant to Section 4.8;

(d)                                 provide such access and information to any Potential Acquiror and each of its Representatives as such Potential Acquiror may reasonably request from time to time in order to facilitate its due diligence investigations, subject to such limitations on access and information, mutatis mutandis, as set forth in Section 26.1 of the Master Lease, and subject to entry by such Potential Acquiror into reasonable customary confidentiality arrangements pursuant to Section 4.8 in a form that is reasonably acceptable to the Debtor; it being understood that such information may include information that has not previously been provided to the Purchaser Entities in connection with their respective entry into this Agreement or pursuant to the Master Lease;

(e)                                  keep on the premises of each Leased Facility all material personal property utilized in the ordinary course of operations at each such Leased Facility;

(f)                                   deliver to Parent the auditor’s consent relating to the Audited Financial Statement for the year ended December 31, 2017 in connection with Parent’s timely filing with the SEC of its Annual Report on Form 10-K for the year ended December 31, 2017; and

(g)                                  deliver to the QCP Consultants and Parent (i) an updated 13-Week Cash Budget on the date that is four weeks after the date of this Agreement and every four weeks thereafter and (ii) a report on a weekly basis, beginning on the third business day of the week after the date of this Agreement, setting forth any line-item variances from the most recent 13-Week Cash Budget delivered to Parent and the QCP Consultants.

ARTICLE VI

Conditions

6.1                               Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Transactions are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                                 Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions.  No Law shall be in effect enjoining or otherwise prohibiting the consummation of the Transactions.

(b)                                 Approvals.  The Governmental Approvals set forth on Section 6.1(b) of the Debtor Disclosure Letter shall have been obtained or made, except to the extent the failure to obtain such Governmental Approvals would not, in the aggregate, reasonably be expected to result in losses, costs, liabilities or expenses to the Purchaser Entities, the Debtor and their respective Subsidiaries in excess of $5,000,000.

(c)                                  Confirmation Order.  The Bankruptcy Court shall have entered the Confirmation Order and such Order shall have become a Final Order, there shall have been no amendment to the Plan or the Confirmation Order except as permitted hereby and all conditions to the effectiveness of the Plan shall have occurred.  “Final Order” shall mean an Order which has not been stayed (or with respect to which any stay has been lifted) and (i) as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under Section 60(b) of the Federal Rules of Civil Procedure) or a petition for writ of certiorari has expired and no appeal, motion, stay or petition is pending, or (ii) in the event that such an appeal or petition thereof has been sought, either (A) such Order shall have been affirmed by the highest court to which such Order was appealed or certiorari shall have been denied, and the time to take any further appeal or petition of certiorari shall have expired or (B) such appeal, motion, stay or petition shall not have been granted and shall no longer be pending and the time for seeking such appeal, motion, stay or petition shall have been expired.

(d)                                 Bankruptcy Court Orders.  The Bankruptcy Court shall not have entered an Order (i) dismissing the Bankruptcy Case or converting the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or (ii) materially inconsistent with this Agreement, the Plan or the Confirmation Order in a manner adverse to the Purchaser Entities.

6.2                               Conditions to Obligations of Purchaser Entities.  The obligations of Purchaser Entities to effect the Transactions are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Debtor (other than the representations and warranties set forth in Sections 2.1(a) (Organization, Good Standing and Qualification), 2.1(c) (Corporate Authority and Approval), 2.1(s) (Brokers and Finders) and the first sentence of Section 2.1(b) (Capital Structure) (the “Fundamental Representations of the Debtor”)) in this Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the date hereof and true and correct as of the Closing as though made on and as of the Closing (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), in each case, except for such failures to be so true and correct as shall not have had, and would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (ii) the Fundamental Representations of the Debtor shall be true and correct in all respects as of the date hereof and true and correct in all respects as of the Closing as though made on and as of the Closing (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date).

(b)                                 Performance of Obligations of the Debtor.  The Debtor shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c)                                  Officer’s Certificate.  The Purchaser Entities shall have received a certificate dated as of the Closing Date, signed by the chief executive officer of the Debtor, stating that the conditions specified in Sections 6.2(a) and 6.2(b) have been waived or satisfied.

6.3                               Conditions to Obligation of the Debtor.  The obligation of the Debtor to effect the Transactions is also subject to the satisfaction or waiver by the Debtor at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Purchaser Entities set forth in this Agreement shall be true and correct as of the date hereof and true and correct as of the Closing as though made on and as of the Closing (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except in all cases where the failure of such representations and warranties to be true and correct does not have a material adverse effect on the Purchaser Entities’ ability to timely consummate the Transactions.

(b)                                 Performance of Obligations of Purchaser Entities.  Each of the Purchaser Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  The Debtor shall have received a certificate dated as of the Closing Date, signed by the chief executive officer of the Parent, stating that the conditions specified in Sections 6.3(a) and 6.3(b) have been waived or satisfied.

ARTICLE VII

Termination

7.1                               Automatic Termination.  Subject to Section 8.1, this Agreement will expire by its own terms and terminate automatically, without notice or further action by any party, if:

(a)                                 the solicitation of the Plan or Petition Date does not occur on or prior to the applicable dates required by Section 3.2; provided that Parent shall have the option to extend such dates without limit (but subject to the other termination events described herein) by written notice to the Debtor from time to time;

(b)                                 any of the Restructuring Documents is not filed on the Petition Date; provided that Parent shall have the option to extend such date without limit (but subject to the other termination events described herein) by written notice to the Debtor from time to time;

(c)                                  a hearing to consider entry of the Confirmation Order is not scheduled within forty (40) days of the Petition Date; provided that Parent shall have the option to extend such date without limit (but subject to the other termination events described herein) by written notice to the Debtor, from time to time;

(d)                                 the Confirmation Order has not been entered by the Bankruptcy Court within forty-five (45) days after the Petition Date; provided that Parent shall have the option to extend such date without limit (but subject to the other termination events described herein) by written notice to the Debtor, from time to time;

(e)                                  the Confirmation Order has not become a Final Order by September 30, 2018; provided that Parent shall have the option to extend such date without limit (but subject to the other termination events described herein) by written notice to the Debtor, from time to time;

(f)                                   the Debtor or any of its Subsidiaries files any motion or other request for relief seeking to (i) dismiss the Bankruptcy Case, (ii) convert the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code or (iii) appoint a trustee or an examiner with expanded power pursuant to section 1104 of the Bankruptcy Code;

(g)                                  the Bankruptcy Court or any court exercising appellate jurisdiction over the Bankruptcy Court enters an Order (i) denying confirmation of the Plan, (ii) converting the Bankruptcy Case of the Debtor to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code or (iv) that is materially inconsistent with the Plan or the Transactions in a manner adverse to the Purchaser Entities, and such Order (x) is or becomes a Final Order or (y) has been in effect for thirty (30) days and is not subject to stay; or

(h)                                 any Subsidiary of the Debtor commences proceedings under the Bankruptcy Code without the prior written consent of Parent, which may be withheld in its sole discretion.

7.2                               Termination by Mutual Consent.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, by mutual written consent of the Debtor and Parent, by action of their respective boards of directors.

7.3                               Termination by Either Parent or the Debtor.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by action of the board of directors of either Parent or the Debtor if (a) the Transactions shall not have been consummated by September 30, 2018 (the “Termination Date”) or (b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Transactions.

7.4                               Termination by the Debtor.  This Agreement may be terminated by the Debtor and the Transactions may be abandoned:

(a)                                 if there has been a material breach of any representation, warranty, covenant or agreement made by the Purchaser Entities in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such material breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Debtor to Parent and (y) the Termination Date; provided that the Debtor shall not have the right to terminate this Agreement pursuant to this Section 7.4 if the Debtor is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; or

(b)                                 if any condition set forth in Section 6.1 shall have become incapable of fulfillment prior to the Termination Date other than as a result of a material breach by the Debtor of any covenant or agreement contained in this Agreement, and such condition is not waived by the Debtor.

7.5                               Termination by Parent.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by Parent:

(a)                                 if there has been a material breach of any representation, warranty, covenant or agreement made by the Debtor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a) or Section 6.2(b) would not be satisfied and such material breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Debtor and (y) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.5 if any of the Purchaser Entities is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied;

(b)                                 if the Carlyle Holders have (i) filed any federal or state tax return, or any amendment to such a return, claiming any deduction for worthlessness of its Debtor Shares (as defined in the Restructuring Support Agreement) or (ii) Transferred (as defined in the Restructuring Support Agreement) any Debtor Shares other than in accordance with the Restructuring Support Agreement;

(c)                                  if any condition set forth in Section 6.1 shall have become incapable of fulfillment prior to the Termination Date other than as a result of a material breach by the Purchaser Entities of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

(d)                                 if there has been a material breach of the obligations set forth in Section 4.10;

(e)                                  other than in accordance with the Plan, if there has been (i) a termination or rejection by the Lessor of the Master Lease or any Agreement Regarding Subleases by the Lessor or any other Subsidiary of the Debtor, or (ii) the occurrence of a Default or an Event of Default (each as defined under the Centerbridge Facility) under the Centerbridge Facility that would permit the acceleration of Obligations (as defined under the Centerbridge Facility) and a failure by the Debtor to cure such Default or Event of Default within thirty (30) days of the occurrence of such a Default or Event of Default, or the acceleration of Obligations (as defined under the Centerbridge Facility); or

(f)                                   if (i) Debtor fails to comply with Section 5.3(f) or (ii) HCR III fails to pay such cash and cash equivalents available to pay part or all of the Reduced Cash Rent due from and after the date hereof after (A) making all transfers of funds from the Debtor’s home health care, hospice and other ancillary businesses other than the Debtor’s skilled nursing and inpatient rehabilitation facilities, memory care facilities and assisted living facilities (the “SNF Business”) that are permitted under the Centerbridge Facility and (B) paying all available cash and cash equivalents from the SNF Business subject to retaining such reserves and making such other expenditures as either (x) the CRO or (y) the Debtor Board has determined in good faith, after consulting with Parent, are necessary to allow the Debtor to operate safely, prudently and in the ordinary course of business, and, in case of either of clauses (i) or (ii), HCR III does not cure such failure within five (5) business days of such failure.

ARTICLE VIII

Miscellaneous and General

8.1                               No Survival; Effect of Termination and Abandonment.

(a)                                 Except as provided in Section 8.1(b) below, in the event of termination of this Agreement and the abandonment of the Transactions pursuant to ARTICLE VII, this Agreement shall become void and be of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party of any liability or damages resulting from any fraud by such party or Willful

Breach of this Agreement on the part of such party occurring prior to such termination and (ii) the provisions set forth in this ARTICLE VIII, Parent’s expense reimbursement and indemnification obligations set forth in Section 4.9(d) and the agreements of the Debtor and the Purchaser Entities contained in Section 4.4 (Publicity), Section 4.6 (Expenses) and Section 4.8 (Confidentiality) shall survive the termination of this Agreement.  For purposes of this Agreement, “Willful Breach” shall mean a material breach of, or failure to perform, any of the covenants or other agreements contained in this Agreement (including failure to close the Transactions in accordance with Section 1.4) that is a consequence of an act, or failure to act, by the breaching or non-performing Person with actual knowledge, or knowledge that a Person acting reasonably under the circumstances would reasonably be expected to have, that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of, or failure of, performance under this Agreement.

(b)                                 Waiver; Automatic Stay.  The failure of a party to exercise its right to terminate this Agreement under, or the extension of any time period in, any provision of ARTICLE VII at any time will not constitute a waiver of any such right.  The Debtor hereby waives any requirement that any Purchaser Entity seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code for purposes of providing notice under, or terminating, this Agreement, and the Debtor agrees not to object to the Purchaser Entities seeking, if necessary, to lift the automatic stay in connection therewith.

(c)                                  This ARTICLE VIII and the agreements of the Debtor and the Purchaser Entities contained in Section 4.7 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Transactions.  All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive consummation of the Transactions and, from and after the Closing Date, no party shall have any claim against any other party for breach of any representation or warranty set forth herein.

8.2                               Modification or Amendment.  Subject to the provisions of applicable Laws, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

8.3                               Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Transactions and the other transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

8.4                               Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8.5                               GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware State or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of Delaware, each of the parties hereby agrees that during the pendency of the Bankruptcy Case, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

(c)                                  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, during the Bankruptcy Case, in the Bankruptcy Court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity, and that it waives any requirement for the securing or posting of a bond in connection with any such remedy.

8.6                               Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent, Purchaser or the Lessors:

Quality Care Properties, Inc.
7315 Wisconsin Avenue, Suite 550 East
Bethesda, Maryland  20814
Attention:  David Haddock, General Counsel
Email:  dhaddock@qcpcorp.com

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  Audra D. Cohen and Andrew G. Dietderich
Email:  cohena@sullcrom.com and dietdericha@sullcrom.com

If to the Debtor:

HCR ManorCare, Inc.
333 North Summit Street
Toledo, Ohio  43604
Attention:  Richard A. Parr, General Counsel

John Castellano, Chief Restructuring Officer

Email:  rparr@hcr-manorcare.com

jcastellano@alixpartners.com

with a copy to:

Sidley Austin LLP
One South Dearborn

Chicago, IL  60603
Attention:  Larry Nyhan
Email:  lnyhan@sidley.com

and

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C.  20004-1304

Attention:  Daniel T. Lennon

Roger G. Schwartz

J. Cory Tull

Email:  daniel.lennon@lw.com

roger.schwartz@lw.com

cory.tull@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party:  (i) upon actual receipt, if delivered personally; (ii) three (3) business days after deposit in the mail, if sent by registered or certified mail; (iii) upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or (iv) on the next business day after deposit with an overnight courier, if sent by an overnight courier.

8.7                               Entire Agreement.  This Agreement (including any exhibits hereto), the Debtor Disclosure Letter and the Restructuring Support Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, PURCHASER, THE LESSORS NOR THE DEBTOR MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, RELATED TO THE DEBTOR, THE TRANSACTIONS OR ANY OTHER MATTER, INCLUDING REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.  No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

8.8                               No Third Party Beneficiaries; No Recourse.  Except as provided in Section 4.7 (Indemnification; Directors’ and Officers’ Insurance) and Section 8.15 (Certain Waivers) only, Parent, Purchaser, the Lessors and the Debtor hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Debtor, Parent, Purchaser or the Lessors under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

8.9                               Obligations of Parent and of the Debtor.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Debtor to take any action, such requirement shall be deemed to include an undertaking on the part of the Debtor to cause such Subsidiary to take such action.

8.10                        Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by the Purchaser Entities when due, and the Purchaser Entities will indemnify the Debtor against liability for any such Taxes.

8.11                        Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

8.12                        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.13                        Interpretation; Construction.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of or Annex or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(a)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)                                 The Debtor and Parent have or may have set forth information in the Debtor Disclosure Letter in a section of such Debtor Disclosure Letter that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in the Debtor Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

8.14                        Assignment.  This Agreement shall not be, directly or indirectly, assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Debtor, another wholly-owned direct or indirect wholly-owned Subsidiary to be a party in lieu of Purchaser (provided that such Subsidiary remains wholly-owned by Parent through the Closing Date), in which event all references herein to Purchaser shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Debtor under this Agreement.  Any purported assignment in violation of this Agreement is void and such designation shall not relieve Parent of any obligation or liability hereunder.  The sale or transfer by Parent of any direct or indirect equity interest in Purchaser shall constitute an assignment of this Agreement.

8.15                        Certain Waivers.  Each Purchaser Entity and the Debtor (on behalf of itself and its Affiliates) acknowledge that Latham & Watkins LLP and other legal counsel (“Prior Debtor Counsel”) have, on or prior to the Closing Date, represented (i) the Carlyle Holders in connection with the Transactions and (ii) the Debtor and its Subsidiaries and other Affiliates in one or more matters, including relating to this Agreement and the Transactions (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or Transactions (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Parent or any of its

Affiliates (including the Debtor and its Subsidiaries), on the one hand, and any Carlyle Holder or any of its Affiliates (each, a “Designated Person”), on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Debtor Counsel will represent them in connection with such matters.  Accordingly, each Purchaser Entity and the Debtor (on behalf of itself and its Affiliates) hereby (i) waive and shall not assert, and agree after the Closing to cause their Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Debtor Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agree that, in the event that a Post-Closing Matter arises, Prior Debtor Counsel may represent one or more Designated Persons in the Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Parent or any of its Affiliates (including the Debtor and its Subsidiaries), and even though Prior Debtor Counsel may (i) have represented the Debtor or its Subsidiaries in a matter substantially related to such dispute or (ii) be currently representing the Debtor or any of its respective Affiliates.  Without limiting the foregoing, each Purchaser Entity and the Debtor (on behalf of itself and its Affiliates) consent to the disclosure by Prior Debtor Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Debtor Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Debtor or any of its Subsidiaries or Prior Debtor Counsel’s duty of confidentiality as to the Debtor or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.  The Carlyle Holders and Latham & Watkins LLP are intended third-party beneficiaries, and are relying on the provisions of, of this Section 8.15.

8.16                        No Solicitation.  This Agreement, the Transactions and the Plan are the product of negotiations among the parties, together with their respective representatives.  Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  The Debtor will not solicit acceptances of the Plan from Parent until Parent has been provided with copies of a Disclosure Statement containing adequate information as required by section 1125 of the Bankruptcy Code.

8.17                        Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to the agreement of the parties, Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, all exhibits, schedules and appendices hereto, and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HCR MANORCARE, INC.

By:	/s/ John R. Castellano
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

QUALITY CARE PROPERTIES, INC.

By:	/s/ Marc Richards
	Name:	Marc Richards
	Title:	Chief Financial Officer

HCP MEZZANINE LENDER, LP

By:	/s/ Marc Richards
	Name:	Marc Richards
	Title:	Chief Financial Officer

[SIGNATURE PAGE CONTINUES]

[Signature Page to Plan Sponsor Agreement]

“LESSORS”

HCP PROPERTIES, LP, a Delaware limited partnership

By:	HCP I-B Properties, LLC, a Delaware limited liability company, its General Partner

HCP WEST VIRGINIA PROPERTIES, LLC, a Delaware limited liability company

HCP PROPERTIES OF ALEXANDRIA VA, LLC, a Delaware limited liability company

HCP PROPERTIES OF ARLINGTON VA, LLC, a Delaware limited liability company

HCP PROPERTIES OF MIDWEST CITY OK, LLC, a Delaware limited liability company

HCP PROPERTIES OF OKLAHOMA CITY (NORTHWEST), LLC, a Delaware limited liability company

HCP PROPERTIES OF OKLAHOMA CITY (SOUTHWEST), LLC, a Delaware limited liability company

HCP PROPERTIES OF TULSA OK, LLC, a Delaware limited liability company

HCP PROPERTIES-ARDEN COURTS OF ANNANDALE VA, LLC, a Delaware limited liability company

HCP PROPERTIES-CHARLESTON OF HANAHAN SC, LLC, a Delaware limited liability company

HCP PROPERTIES-COLUMBIA SC, LLC, a Delaware limited liability company

HCP PROPERTIES-FAIR OAKS OF FAIRFAX VA, LLC, a Delaware limited liability company

[Signature Page to Plan Sponsor Agreement]

HCP PROPERTIES-IMPERIAL OF RICHMOND VA, LLC, a Delaware limited liability company

HCP PROPERTIES-LEXINGTON SC, LLC, a Delaware limited liability company

HCP PROPERTIES-MEDICAL CARE CENTER-LYNCHBURG VA, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT EAST-GREENVILLE SC, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT OF UNION SC, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT WEST-GREENVILLE SC, LLC, a Delaware limited liability company

HCP PROPERTIES-STRATFORD HALL OF RICHMOND VA, LLC, a Delaware limited liability company

HCP PROPERTIES-WEST ASHLEY-CHARLESTON SC, LLC, a Delaware limited liability company

HCP MARYLAND PROPERTIES, LLC, a Delaware limited liability company

HCP PROPERTIES-SALMON CREEK WA, LLC, a Delaware limited liability company

HCP PROPERTIES-WINGFIELD HILLS NV, LLC, a Delaware limited liability company

HCP PROPERTIES-UTICA RIDGE IA, LLC, a Delaware limited liability company

[Signature Page to Plan Sponsor Agreement]

HCP TWINSBURG OH PROPERTY, LLC, a Delaware limited liability company

By:	HCP Schoenherr·Road Property, LLC, a Delaware limited liability company, its sole member

By:	HCP Properties, LP, a Delaware limited partnership, its sole member

By:	HCP I-B Properties, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Marc Richards
	Name:	Marc Richards
	Title:	Chief Financial Officer

HCP STERLING HEIGHTS MI PROPERTY, LLC, a Delaware limited liability company

By:	HCP Schoenherr·Road Property, LLC, a Delaware limited liability company, its sole member

By:	HCP Properties, LP, a Delaware limited partnership, its sole member

By:	HCP I-B Properties, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Marc Richards
	Name:	Marc Richards
	Title:	Chief Financial Officer

[Signature Page to Plan Sponsor Agreement]

ANNEX A

DEFINED TERMS

Terms	Section

13-Week Cash Budget	5.1(b)(ii)(C)
280G Stockholder Vote	4.5(e)(i)
Acquisition Proposal	4.10(e)
Affiliate	2.1(l)(iii)(A)
Alternative Acquisition Agreement	4.10(e)
Agreement	Preamble
Agreement Regarding Subleases, Agreements Regarding Subleases	Recitals
Applicable Restriction	5.1(b)(i)
Audited Financial Statements	2.1(e)(i)
Bankruptcy and Equity Exception	2.1(c)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Business	Recitals
business day	1.4
By-Laws	1.3(b)
Carlyle Holders	Recitals
Case Budget	3.1(d)
Centerbridge Facility	Recitals
Charter	1.3(a)
Closing	1.4
Closing Date	1.4
Code	1.6(a)
Company Plan	2.1(h)(i)
Confirmation Order	3.1(b)
Contract	2.1(d)(ii)
CEO	5.1(b)(i)
CFO	5.1(b)(i)
CRO	4.1(a)(xix)
D&O Insurance	4.7(b)
Debt Exchange	1.1(a)
Debt Financing Sources	4.9(c)
Debtor	Preamble
Debtor Board	1.6(b)
Debtor Disclosure Letter	2.1
Debtor Documents	2.1(c)
Debtor IT Assets	2.1(q)(vi)
Debtor Labor Agreements	2.1(i)(i)
Debtor Restructuring Committee	5.1(a)
Designated Person	8.15

Disclosure Statement	3.1(b)
Employment Agreement	1.5(b)(i)
Environmental Law	2.1(o)
ERISA Affiliate	2.1(h)(v)
ERISA Plans	2.1(h)(i)
Exchange Act	2.2
Excess Severance Payments	1.5(a)
Existing Representation	8.15
Final Order	6.1(c)
Financing	4.9(a)
Former CEO	Recitals
Former CEO Settlement Agreement	Recitals
Fundamental Representations of the Debtor	6.2(a)
GAAP	2.1(a)(v)
Governmental Approvals	2.1(d)(i)
Governmental Entity	1.6(d)
Government Contract	2.1(l)(iii)(B)
Guaranty	Recitals
Hazardous Substance	2.1(o)
HCR III	Recitals
Indemnified Parties	4.7(a)
Insurance Policies	2.1(r)
Intellectual Property Rights	2.1(l)(iii)(C)
IRS	2.1(h)(ii)
JP Morgan Credit Facility	5.2(b)
Key Employee Incentive Plan	2.1(h)(viii)
Knowledge of the Debtor	2.1(e)(ii)
Laws	2.1(j)
Leased Facility, Leased Facilities	Recitals
Lessors	Preamble
Liabilities	2.1(k)
Licenses	2.1(j)
Lien	1.1(b)
Manorcare Financing	4.9(a)
Marketing Documentation	4.9(a)
Master Lease	Recitals
Master Lease Amendment	1.2
Material Adverse Effect	2.1(a)
Material Contract	2.1(l)(i)
New Hire	4.1(a)(xix)
Non-Debtor Subsidiary Released Parties	3.4
Order	2.1(g)
Other Indemnitors	4.7(g)
Owned Intellectual Property	2.1(q)(i)
Parachute Payment	4.5(e)(i)
Parent	Preamble

party, parties	Preamble
Payment Date	1.5(a)
PBGC	2.1(h)(v)
Person	1.6(d)
Permitted Lien	1.1(b)
Petition Date	3.2(b)
Plan	Recitals
Plan Acquisition	1.1(a)
Plan Term Sheet	Recitals
Post-Closing Matter	8.15
Post-Closing Representations	8.15
Potential Acquiror	4.8
Preferred Shares	2.1(b)(i)
Prior Debtor Counsel	8.15
Prior Forbearance Agreement	Recitals
Proceedings	2.1(g)
Purchaser	Preamble
Purchaser Entities	Preamble
Purchaser LP Agreement	2.2(d)
QCP Consultants	5.1(b)(i)
Receivership Proceeding	Recitals
Reduced Cash Rent	Recitals
Reduced Cash Rent Past Due Balance	5.2(c)(i)
Reorganized Company Stock	1.1(a)
Representatives	4.3
Restructuring Documents	3.1(a)
Restructuring Support Agreement	Recitals
SEC	4.4
Second Forbearance Agreement	Recitals
Securities Act	2.1(l)(iii)(A)
Separation Agreement	1.5(b)(ii)
Shares	2.1(b)(i)
SNF/AL Remarketing Process	5.3(b)
SNF Business	7.5(f)
Stock Plan	2.1(b)(i)
Sublease Amendments	1.2(a)
Subleases	Recitals
Sublease OpCo, Sublease OpCos	Recitals
Subsidiary	1.6(d)
Tail Period	4.7(b)
Takeover Statute	2.1(n)
Tax, Taxes	2.1(p)
Tax Return	2.1(p)
Taxing Authority	2.1(p)
Termination Date	7.3
Transactions	1.4

Willful Breach	8.1(a)

EXHIBIT 1

HCR MANORCARE, INC.

RESTRUCTURING TERM SHEET

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

March 2, 2018

The following (this “Plan Term Sheet”) describes the material terms of a proposed restructuring of HCR ManorCare, Inc. (the “Debtor”), which will be implemented through a prepackaged plan of reorganization (the “Prepackaged Plan”) under title 11 of the United States Code (the “Bankruptcy Code”).  The Debtor and Quality Care Properties, Inc. and certain of its subsidiaries (collectively, “QCP”) are parties to the Plan Sponsor Agreement, dated as of March 2, 2018 (the “PSA”), which, among other things, set forth the manner in which the Prepackaged Plan will be pursued.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the PSA.

In addition, the Debtor, the Carlyle Holders and QCP are party to a Restructuring Support Agreement (the “RSA”) pursuant to which, among other things, the Carlyle Holders and QCP have agreed to support the Prepackaged Plan described by the Plan Term Sheet.

This Plan Term Sheet outlines many of the principal terms of the Prepackaged Plan, but other material terms will be set forth in definitive documentation, including the PSA and RSA. Nothing contained herein shall constitute an offer susceptible to acceptance by the Debtor or any other party, or a legally binding obligation of any party, other than as set forth in the PSA and RSA. This Plan Term Sheet is a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 or any other applicable rule of evidence. THIS PLAN TERM SHEET DOES NOT CONSTITUTE A SOLICITATION OF VOTES FOR A PLAN OF REORGANIZATION FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR AN OFFER WITH RESPECT TO ANY SECURITIES. SUCH OFFER OR SOLICITATION WILL BE MADE IN COMPLIANCE WITH THE PSA AND THE RSA AND ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

Transaction Overview

Solicitation	The Debtor will pursue a prepetition solicitation of votes on the Prepackaged Plan (the “Solicitation”) in accordance with the PSA and RSA.

Prepackaged Case

The Debtor will file a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), in accordance with its obligations under the PSA and RSA. The date on which the Debtor’s chapter 11 case is commenced shall be the “Petition Date.”

In addition, on the Petition Date the Debtor will file “first-day” and “second-day” pleadings with the Bankruptcy Court.

Funding of Chapter 11 Case

The cost of administering the Debtor’s chapter 11 case will be funded by cash of the Debtor, ordinary course intercompany transfers through the cash management system of the Debtor and its subsidiaries, and, if necessary, additional intercompany borrowing from HCR ManorCare Services, LLC in accordance with the Centerbridge Facility. The Debtor shall not incur any debtor-in-possession financing. For the avoidance of doubt, the Debtor may seek entry of an order in the chapter 11 case authorizing the Debtor to use the cash collateral of Centerbridge and providing Centerbridge reasonable and customary protections in connection therewith.

Treatment of Claims and Interests

Administrative Claims

Each holder of an Allowed(1) Administrative Claim(2) will receive, in the sole discretion of the reorganized Debtor, payment in full in cash of the unpaid portion of such Allowed Administrative Claim (a) on the date on which the Prepackaged Plan becomes effective (the “Effective Date” ) or as promptly thereafter as reasonably practicable, (b) in the ordinary course of the reorganized Debtor’s business, or (c) as otherwise agreed by the reorganized Debtor and such holder.(3)

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Prepackaged Plan does not classify Administrative Claims.

(1)           “Allowed” means any claim that is determined to be Allowed (as defined in the Prepackaged Plan).

(2)           “Administrative Claim” means a claim arising under sections 503(b), 507(b) or to the extent applicable, 1114(e)(2) of the Bankruptcy Code.

(3)           Administrative Claims that become due prior to the Effective Date may be paid by the Debtor in the ordinary course during the chapter 11 case, subject to the PSA.

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Priority Tax Claims

Each holder of an Allowed Priority Tax Claim(4) will receive, in the sole discretion of the reorganized Debtor, payment in cash by the Reorganized Debtor in an amount of such holder’s Allowed Priority Tax Claim on the later of the Effective Date or when such Allowed Priority Tax Claim becomes due.

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Prepackaged Plan does not classify Priority Tax Claims.

Class 1 — Other Priority Claims

Each holder of an Allowed Other Priority Claim(5) will receive payment in full in cash as promptly as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such Other Priority Claim becomes an Allowed claim payable under applicable law or any agreement relating thereto.

Unimpaired — Deemed to Accept

Class 2 — Secured Claims

Each holder of an Allowed secured claim will receive, in the sole discretion of the reorganized Debtor, on the Effective Date (or as promptly thereafter as reasonably practicable) or in the ordinary course of the reorganized Debtor’s business, (a) payment in full by the reorganized Debtor in cash, including the payment of any interest Allowed and payable under section 506(b) of the Bankruptcy Code, (b) delivery of the collateral securing such Allowed secured claim or (c) treatment of such Allowed secured claim in any other matter that renders the claim unimpaired.

Unimpaired — Deemed to Accept

Class 3 — Centerbridge Claim

On the Effective Date, Centerbridge’s(6) secured contingent guaranty claim against the Debtor (the “Centerbridge Claim”) will be reinstated and any liens held by Centerbridge against the assets of the Debtor securing the Centerbridge Claim shall survive the Effective Date, rendering the Centerbridge Claim unimpaired.

Unimpaired — Deemed to Accept

(4)           “Priority Tax Claim” means a claim under section 507(a)(8) of the Bankruptcy Code.

(5)           “Other Priority Claim” means an Allowed claim under section 507(a) of the Bankruptcy other than an Administrative Expense Claim or Priority Tax Claim.

(6)           “Centerbridge” means RD Credit, LLC.

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Class 4 — QCP Claims

The QCP Claims(7) are deemed Allowed.

Each holder of a QCP Claim (or its designee) shall receive on the Effective Date, in full and final satisfaction, release, and discharge of, and in exchange for, its QCP Claim, 100% of the common stock in the reorganized Debtor.

Impaired — Entitled to Vote

Class 5 — General Unsecured Claims

Each holder of an unsecured claim against the Debtor other than a QCP Guarantee Claim or a Severance Claim (a “General Unsecured Claim”) will receive, in the sole discretion of the reorganized Debtor, (a) payment in full in cash of such claim (i) on the Effective Date or as promptly thereafter as reasonably practicable or (ii) in the ordinary course of the reorganized Debtor’s business or (b) satisfaction of such claim in any other manner that renders the General Unsecured Claim unimpaired or as otherwise agreed by the reorganized Debtor and such holder.

Unimpaired — Deemed to Accept

Class 6 — Severance Claims

Each holder of a claim against the Debtor for damages resulting from the termination of an employment contract (a “Severance Claim) will receive, in the sole discretion of QCP, payment in full in cash of the Allowed amount of such claim (for the avoidance of doubt, subject to applicable limitations on the Allowed amount of such claim under the Bankruptcy Code) (a) on the Effective Date or as soon thereafter as reasonably practicable or (b) as otherwise agreed by the reorganized Debtor and such holder.

Unimpaired — Deemed to Accept

Class 7 — Section 510(b) Claims

On the Effective Date, section 510(b) claims (if any) will be discharged and eliminated, and the holders of any such claims will not receive any distributions or property under the Prepackaged Plan on account of such claims (if any such claims exist).

Impaired — Deemed to Reject Not entitled to any distributions under the Prepackaged Plan

(7)           “QCP Claims” means all claims of QCP and its subsidiaries against the Debtor arising under the Guaranty and due and unpaid as of the Effective Date.

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Class 8 — Equity Interests

On the Effective Date, all existing common and preferred shares, options, warrants, rights, similar instruments, and other prepetition equity interests in the Debtor will be extinguished without payment. Holders of such interests will not retain any such interests from or after the Effective Date or receive any distributions or property under the Prepackaged Plan on account of such interests.

Impaired — Deemed to Reject Not entitled to any distributions under the Prepackaged Plan

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Other Provisions

Executory Contracts / Unexpired Leases

All executory contracts and unexpired leases to which the Debtor is a party and are otherwise susceptible to assumption/assignment will be assumed on the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code other than any executory contract or unexpired lease to which the Debtor is a party and which is rejected by the Debtor in accordance with the PSA or with the prior written consent of QCP (in its sole discretion).

The Plan shall provide that the Moelis engagement letter, dated June 2, 2017, shall be terminated on the Effective Date upon payment of the “Monthly Fee” and “Restructuring Fee” contemplated thereby, and no rejection damages, or any “Sale Transaction Fee” or “Capital Termination Fee” contemplated thereby, shall be payable to Moelis at any time.

Bar Date	None.

Vesting of Assets Free and Clear of Liens and Claims

As of the Effective Date, all property of the Debtor shall vest in the reorganized Debtor free and clear of all liens, claims, charges or other encumbrances or interests, provided, however, that any liens (a) held by Centerbridge against the assets of the Debtor securing the Centerbridge Claim and (b) held by HCR Home Health Care and Hospice, LLC securing the $25 million Subordinated Secured Demand Note, dated March [•], 2018, made by the Debtor to HCR Home Health Care and Hospice, LLC, in each case, shall survive the Effective Date.

New Master Lease

On the Effective Date, HCR III and the Lessor will amend the Master Lease in accordance with the PSA. On or prior to the seventh day after the Effective Date, the Guaranty will be terminated and released in accordance with the PSA.

Claim Allowance Process

The Debtor shall have the right to object to or otherwise agree to the Allowance of all claims (other than QCP Claims) in accordance with its duties as debtor-in-possession, subject to QCP’s right to object to such Allowance.

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Excess Severance

Subject to Section 1.5(b) of the PSA, (a) on the Effective Date, QCP shall establish an account for the purpose of funding Excess Severance Payments (the “Severance Account”) and, following the Closing, shall cause the Severance Account to be funded with all amounts necessary to make Excess Severance Payments and (b) each of the current CEO, CFO, GC and COO of the Debtor (an “Eligible Employee”), shall, unless otherwise agreed in writing between the reorganized Debtor and such person, receive from the Severance Account such Eligible Employee’s Excess Severance Payment when due and payable in accordance with the terms of the applicable Separation Agreement.

Tax Treatment of the Restructuring

The restructuring of the Debtor is intended to qualify under section 382(l)(5) of the Internal Revenue Code of 1986, as amended, in order to preserve the net operating losses and other tax attributes available to the Debtor.

Exemption from Registration	The issuance of common stock of the reorganized Debtor will be exempt from SEC registration under applicable law.

Governance of the Reorganized Debtor	Board of Directors and officers to be determined by QCP.

Releases and Exculpation

Customary releases and exculpation by (x) the Debtor and (y) holders of claims and interests in the Debtor of: (a) the Debtor and the reorganized Debtor, (b) the current and former directors, officers, equity holders, controlling persons, employees, agents, attorneys, financial advisors, restructuring advisors, investment bankers, accountants, and other professional representatives of the Debtor and the reorganized Debtor, in their capacities as such, (c) QCP, and (d) with respect to each entity named in the preceding (a) through (c), each such entity’s directors, officers, members, managers, equity holders, general or limited partners, controlling persons, employees, agents, affiliates, parents, subsidiaries, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives when acting in any such capacities, in each case, other than direct or indirect subsidiaries of the Debtor.

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Conditions to the Effective Date

1. The Confirmation Order shall have become a Final Order;

2. All conditions precedent to the consummation of the transactions contemplated by the PSA (other than the occurrence of the Effective Date) shall have been satisfied;

3. The PSA shall not have terminated in accordance with its terms; and

4. All other actions necessary to implement the terms of the Prepackaged Plan on the Effective Date shall have been taken.

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EXHIBIT 2

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2018, by and among (i) HCR ManorCare, Inc., a Delaware corporation (the “Debtor”), (ii) Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership (collectively, the “Majority Holders”), and MC Operations Investments, LLC (the “QCP Holder,” together with the Majority Holders, the “Supporting Parties,” and together with the Debtor, the “Parties”).

RECITALS

WHEREAS, the Parties have engaged in arm’s length, good faith discussions regarding a restructuring of the Debtor and certain of its subsidiaries (the “Restructuring”);

WHEREAS, on the date hereof, the Debtor, Quality Care Properties, Inc. (“QCP”), and certain of QCP’s direct and indirect subsidiaries have entered into a Plan Sponsor Agreement (the “PSA”), which, among other things, contemplates the acquisition by a subsidiary of QCP of 100% of the equity of the reorganized Debtor through a prepackaged Plan in form and substance consistent with the term sheet attached as Exhibit 1 hereto (the “Plan Term Sheet”);(1) and

WHEREAS, the Supporting Parties intend to support the Restructuring and the prepackaged Plan upon the terms and conditions set forth herein:

AGREEMENT

1.             Representations and Warranties

a.                                      Representations and Warranties of the Debtor.  The Debtor represents and warrants to the Supporting Parties that, as of the date hereof:

i.                                          It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

ii.                                       The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

iii.                                    Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, and except as set forth herein, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws

(1)                               Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the PSA.

relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

b.                                      Representations and Warranties of the Supporting Parties.  Each Supporting Party represents and warrants to the Debtor and to each other Supporting Party that, as of the date hereof:

i.                                          Such Supporting Party (A) is the sole beneficial owner of the shares set forth on its signature page hereto (“Debtor Shares”) and (B) has full power and authority to bind or act on behalf of, vote and consent to matters concerning such shares and to dispose of, exchange, assign and transfer such shares.

ii.                                       Such Supporting Party has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title or interests in any of its shares that are subject to this Agreement that conflict with the representations and warranties of such Supporting Party herein or would render such Supporting Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

iii.                                    This Agreement is the legally valid and binding obligation of each such Supporting Party hereto, enforceable against it in accordance with its terms.

2.             Covenants of the Supporting Parties

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, and unless compliance is waived in writing by the Debtor and each Supporting Party, each Supporting Party, severally (and not jointly), agrees to, and to cause its direct and indirect subsidiaries and affiliates to:

a.                                      support, and take all reasonable actions necessary or reasonably requested by the Debtor to facilitate the solicitation, confirmation and consummation of the Plan and the transactions contemplated by the Plan, including, without limitation, voting in favor of the Plan;

b.                                      not take any other action, directly or indirectly, that could prevent, interfere with, delay or impede the solicitation of votes in connection with the Plan or the confirmation or consummation of the Plan;

c.                                       not object to or otherwise commence, or encourage any other person to commence, any proceeding or take any action opposing the Plan or Disclosure Statement; and

d.                                      not file any federal or state tax return, or any amendment to such a return, claiming any deduction for worthlessness of its Debtor Shares.

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3.             Information about the Majority Holders

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, and unless compliance is waived in writing by the Debtor and QCP, each Majority Holder, severally (and not jointly), agrees to:

a.                                      use their reasonable best efforts to provide such information requested in writing by Parent or the Debtor as is necessary regarding the Majority Holders for the Purchaser Entities to make or obtain the Governmental Approvals; and

b.                                      upon the reasonable written request by the Debtor or QCP, use their reasonable best efforts to furnish all information concerning such Majority Holders in connection with any statement, filing, notice or application made by or on behalf of a Purchaser Entity or the Debtor or any of their respective subsidiaries to any Governmental Entity in connection with making or obtaining the Governmental Approvals.

4.             Transfer of Shares

Each Supporting Party agrees that so long as this Agreement has not been terminated in accordance with its terms it shall not directly or indirectly sell, pledge, hypothecate or otherwise transfer or dispose of or grant, issue or sell any option, right to acquire, voting, participation or other interest in any Debtor Shares (each a “Transfer”), unless the transferee thereof, prior to such Transfer, agrees in writing for the benefit of the Parties to become subject to the terms and conditions of this Agreement as a “Supporting Party” and to be bound by this Agreement by executing the joinder attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof, within two (2) business days of such execution, to the Debtor, in which event (i) the transferee shall be deemed to be a Supporting Party hereunder and (ii) the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement to the extent of such transferred rights and obligations.  Each Supporting Party agrees that any Transfer that does not comply with the foregoing shall be deemed void ab initio, and the Debtor and each other Supporting Party shall have the right to avoid such Transfer.  This Agreement shall in no way be construed to preclude any shareholder from acquiring additional shares; provided that any such additional shares shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

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5.             Additional Supporting Parties

A shareholder that is not a Supporting Party as of the date of this Agreement will become a Party to this Agreement as a Supporting Party on the date that it agrees in writing, for the benefit of the Parties, to become subject to the terms and conditions of this Agreement as a “Supporting Party” and to be bound by this Agreement by executing the Joinder Agreement and delivering an executed copy thereof, within two (2) business days of such execution, to the Debtor.  Upon such delivery, such Supporting Party shall immediately thereafter send a copy of such Joinder Agreement to all other Supporting Parties.

6.             Termination

This Agreement and all obligations of the Parties hereunder shall immediately terminate and be of no further force and effect as follows:

a.                                      upon the Effective Date of the Plan; and

b.                                      upon the termination of PSA.

Upon termination of this Agreement in accordance with its terms, this Agreement shall forthwith become void and of no further force or effect, each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party.

7.             No Monetary Liability

Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no Party shall be liable to any other person, either in contract or in tort, for any money damages relating to any breach of this Agreement.

8.             Specific Performance

It is understood and agreed by the Parties that money damages would not be a sufficient or appropriate remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

9.             Entire Agreement; Prior Negotiations

This Agreement, including all exhibits attached hereto, constitutes the entire agreement of the Parties and supersedes all prior negotiations and documents reflecting such prior negotiations between and among the Parties (and their respective advisors) with respect to the subject matter of this Agreement.

10.          Amendments

Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written agreement signed by the Debtor and each Supporting Party.

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11.          Governing Law

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.  By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of Delaware.  By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing, upon the commencement of the Bankruptcy Case, each of the parties hereto hereby agrees that, if the petition has been filed and the Bankruptcy Case is pending, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

12.          Effective Date; Conditions to Effectiveness

This Agreement shall become effective and binding upon each of the Parties upon the execution and delivery of this Agreement by each Party hereto.

13.          No Solicitation

Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Plan or (b) an offer for the issuance, purchase, sale exchange, hypothecation or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended.

14.          Third-Party Beneficiary

This Agreement is intended for the benefit of the parties hereto and no other person shall have any rights hereunder.

15.          Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this agreement may be delivered by electronic mail (in “.pdf” or “.tif” format), facsimile or otherwise, which shall be deemed to be an original for the purposes of this Agreement.

16.          Settlement Discussions

This Agreement and the Plan Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

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17.          No Waiver of Participation and Preservation of Rights

Except as provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including, but not limited to, claims against the Debtor, liens or security interests it may have in any assets of the Debtor, or its rights to participate fully in the Bankruptcy Case.  Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests.

18.          Notices

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to the Debtor, to counsel at the following address:

Sidley Austin LLP
One South Dearborn

Chicago, IL  60603
Attention:  Larry Nyhan
Email:  lnyhan@sidley.com

If to the QCP Holder, to counsel at the following address:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attn:  Andrew G. Dietderich

Fax:   (212) 558-3588

Email:  dietdericha@sullcrom.com

If to the Majority Holders, to counsel at the following address:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C.  20004-1304

Attention:  Daniel T. Lennon

Roger G. Schwartz

J. Cory Tull

Email:  daniel.lennon@lw.com

roger.schwartz@lw.com

cory.tull@lw.com

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

HCR MANORCARE, INC.

By:

Name:
Title:

[Signature Page to Restructuring Support Agreement]

MC OPERATIONS INVESTMENTS, LLC

By:

Name:
Title:

Debtor Shares:

[Signature Page to Restructuring Support Agreement]

CARLYLE MC PARTNERS, L.P.

By:

Name:
Title:

Debtor Shares:

CARLYLE PARTNERS V-A MC, L.P.

By:

Name:
Title:

Debtor Shares:

CARLYLE PARTNERS V MC, L.P.

By:

Name:
Title:

Debtor Shares:

CP V COINVESTMENT A, L.P.

By:

Name:
Title:

Debtor Shares:

[Signature Page to Restructuring Support Agreement]

CP V COINVESTMENT B, L.P.

By:

Name:
Title:

Debtor Shares:

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

Plan Term Sheet

EXHIBIT B

Joinder Agreement

This Joinder Agreement to the Restructuring Support Agreement, dated as of [•], 2018, by and among (a) HCR Manorcare, Inc. (the “Debtor”), (b) MC Operations Investments, LLC (the “QCP Holder”) and (c) Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership (collectively, the “Majority Holders”) (as set forth in Annex I hereto, the “Restructuring Support Agreement”), is executed and delivered by [                ] (the “Joining Supporting Party”) as of [              ], 2018.  Each capitalized term used herein but not otherwise defined shall have the meanings set forth in the Restructuring Support Agreement.

1.              Agreement to be Bound.  The Joining Supporting Party hereby agrees to be bound by all of the terms of the Restructuring Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time).  The Joining Supporting Party shall hereafter be deemed to be a “Supporting Party” and a Party for all purposes under the Restructuring Support Agreement.

2.              Representations and Warranties.  With respect to the aggregate principal amount of shares held by the Joining Supporting Party upon consummation of the Transfer of such shares, the Joining Supporting Party hereby makes the representations and warranties of the Supporting Parties set forth in Section 1 of the Restructuring Support Agreement to each of the other Parties.

3.              Governing Law.  This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Joining Supporting Party has caused this Joinder Agreement to be executed as of the date first written above.

SUPPORTING PARTY

By:
Name:
Title:

Notice Address and E-mail:

@

Annex 1 to Joinder Agreement

Restructuring Support Agreement

EXHIBIT 3

[Address]

[•], 2018

Dear Mr. Ormond,

Reference is made to (i) the Plan Sponsor Agreement, dated as of [•], 2018, among Quality Care Properties, Inc. (“QCP”), HCR ManorCare, Inc. (the “Company”), and certain other parties (together with its related exhibits, the “PSA”) (ii) the Amended and Restated Employment Agreement between you and the Company, dated as of April 7, 2011 (as amended, the “Employment Agreement”), (iii) the HCR ManorCare Senior Management Savings Plan for Corporate Officers (as amended and restated, the “SMSPCO”) and (iv) that certain Letter Agreement between you and the Company regarding your employment and compensation arrangements with the Company and its subsidiaries, dated as of April 7, 2011 (the “Letter Agreement”). The Employment Agreement, the SMSPCO and the Letter Agreement are collectively referred to herein as the “Documents.”

This agreement (the “Settlement Letter”) is intended to resolve any outstanding disputes between yourself and the Company regarding amounts that you have claimed are owed to you by the Company or its subsidiaries in connection with your employment by the Company.  As to the matters described herein and except as otherwise provided herein, this Settlement Letter supersedes any provision contained in any of the Documents or any other written or unwritten agreement, plan or arrangement of the Company or any of its subsidiaries. By countersigning this Settlement Letter in the space provided below, you indicate your acknowledgement of, agreement with and consent to the following:

1.             Effectiveness of Settlement Letter Conditioned Upon Closing. The parties agree that the effectiveness of this Settlement Letter shall occur on the occurrence of the Closing (as such term is defined in the PSA). If the PSA terminates prior to the Closing, this Settlement Letter shall be void ab initio and be of no further force or effect.

2.             Settlement Amounts. On the later of (a) the Effective Date, and (b) the Closing Date (as such term is defined in the PSA), you shall be entitled to the following amounts and payments (the “Settlement Amounts”):

A.            In respect of your claimed interest in the Frozen SERP (as such term is defined in the Letter Agreement) you will be entitled to receive your full benefit under the Frozen SERP, which was approximately $60,763,043 on [INSERT DATE] and is subject to change based on investment changes as provided in the Letter Agreement;

B.            In respect of your claimed interest in the SMSPCO, you will be entitled to receive your full benefit under the SMSPCO, which was approximately $42,040,673 on [INSERT DATE] and subject to change based on investment changes as provided in the SMSPCO.

C.            In respect of your claimed interest in the SERP Replacement (as such term is defined in the Letter Agreement), you will be entitled to receive a cash payment equal to $9,875,000.

D.            In respect of your claimed entitlement to severance under the Employment Agreement, you will be entitled to a cash payment in the amount of $[3,978,000].

E.            Continued payment of your medical, dental and vision premiums during the Continuation Period, as provided in your Employment Agreement.

F.             Any 280G Gross-Up Payment as provided in Section 8 of your Employment Agreement.

G.            Continued use of office space, furnishings and secretarial support services during the Continuation Period, as provided in your Employment Agreement, at a reasonable cost to the Company; provided that such accommodations shall be provided at a location other than the premises of the Company that has a reasonable commute to your primary residence (which location shall be subject to prior notice and consultation with you) and shall be provided at a reasonably comparable quality to such accommodations as were made available to you prior to your termination of employment with the Company.

3.             Release.

A.            You knowingly and voluntarily waive, terminate, cancel, release and discharge forever the Company and each of its subsidiaries, as well as their respective current and former stockholders (including, for the avoidance of doubt, QCP), beneficial owners of their stock, their current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors, and assigns, individually and in their official capacities (together, the “Company Released Parties”) from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Settlement Letter, including all claims arising under or in connection with your employment or termination of employment with the Company, including, without limitation:  Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages,

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compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Ormond Released Matters”).  In addition, in consideration of the provisions of this Settlement Letter, you further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in your favor as of the date of this Settlement Letter, except for the Ormond Unreleased Claims.  You further represent and warrant that you have not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Company Released Party nor, have you assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that you are releasing. You acknowledge and agree that you have read this Settlement Letter in its entirety and that this Section 3.A is a general release of all known and unknown Claims.  You further acknowledge and agree that:

(i)                                     this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date and you acknowledge that you are not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date;

(ii)                                  you are entering into this Settlement Letter and releasing, waiving and discharging rights or Claims in exchange for consideration that is presently disputed by the Company and other good and valuable consideration;

(iii)                               you have been advised, and are being advised by the Settlement Letter, to consult with an attorney before executing the Settlement Letter; you acknowledge that you have consulted with counsel of his choice concerning the terms and conditions of this Settlement Letter;

(iv)                              you have been advised, and are being advised by this Settlement Letter, that you have been given at least twenty-one (21) days within which to consider the Settlement Letter, but you can execute this Settlement Letter at any time prior to the expiration of such review period; and

(v)                                 you are aware that this Settlement Letter shall become null and void if you revoke your agreement to this Settlement Letter within seven (7) days following the date of execution of this Settlement Letter.  You may revoke this Settlement Letter at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of your revocation of this Settlement Letter no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”).  You acknowledge that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

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B.            Ormond Surviving Claims. Notwithstanding anything herein to the contrary, by executing this Settlement Letter you do not: (i) release any Claim that may not lawfully be waived; (ii) become subject to any prohibition from reporting possible violations of federal law or regulation or making other disclosures that are protected under (or claiming any award under) the whistleblower provisions of federal law or regulation; or (iii) release any Claim to enforce this Settlement Letter (collectively, the “Ormond Unreleased Claims”).

C.            Company and QCP Release. The Company and QCP on behalf of themselves and each of their subsidiaries and any of its or their successors and assigns, hereby irrevocably and unconditionally waives and releases any Claims, both known and unknown, in law or in equity, which the Company, QCP or any of their subsidiaries or affiliates ever had, now has or may have against you, your family members and their respective past or present successors, heirs, assigns, or agents (collectively, the “Ormond Released Party”), including, but not limited to, claims that in any way relate to: (1) the your employment with the Company; (2) any claims to attorneys’ fees or other indemnities; and (3) any federal, state, local or foreign laws and regulations.  In addition, in consideration of the provisions of this Settlement Letter, the Company and QCP further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in its favor as of the date of this Settlement Letter, except for the Company/QCP Unreleased Claims. The Company and QCP further represent and warrant that they have not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Ormond Released Party nor has the Company or QCP assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that the Company or QCP is releasing.

D.            Company and QCP Surviving Claims.  Notwithstanding anything herein in to the contrary, neither the Company nor QCP waives or releases claims with respect to (i) any Claim that may not lawfully be waived, (ii) any right or claim that arises after the date this Settlement Letter is executed, or (iii) any Claim to enforce this Settlement Letter (the “Company/QCP Unreleased Claims”).

4.             Restrictive Covenants.  You agree that you will continue to be subject to Section 10 of the Employment Agreement (Non-Competition/Non-Solicitation and Confidentiality) for the applicable periods set forth therein.

5.             Non-Disparagement. You agree not to make any defamatory or derogatory statements concerning the Company, QCP or any of their respective affiliates or predecessors or their respective directors, officers and employees. The Company and QCP agree to instruct their executive officers and directors not to make any defamatory restrict or limit you, the Company, QCP or any of the Company’s or QCP’s executive officers or directors from providing truthful information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between you and the Company, QCP or their respective affiliates.

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6.             Acknowledgement. You acknowledge that you have read and understand this Settlement Letter, are fully aware of its terms and legal effect and have not acted in reliance upon any representations or promises made by the Company or any other party other than those contained in writing herein. You are advised to consult your personal tax and legal advisors in connection with the matters described in this Settlement Letter, and by countersigning this Settlement Letter in the space provided below, you represent and warrant that you have given the opportunity to consult with, and have consulted with, such advisors to the extent deemed advisable by you.

7.             Withholding. The Company or one of its subsidiaries has the authority to deduct or withhold from any compensation payable to you, whether or not such compensation is described herein, or to require you to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any compensation payable to you as provided herein.

8.             Entire Agreement. This Settlement Letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Documents, is hereby terminated and cancelled.

9.             Miscellaneous. This Settlement Letter may be executed in counterparts. This Settlement Letter and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event any dispute arises out of this Settlement Letter or any of the transactions contemplated by this Settlement Letter;
(B) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (C) agrees that it will not bring any action relating to this Settlement Letter or any of the transactions contemplated by this Settlement Letter in any court other than such courts sitting in the State of Delaware. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SETTLEMENT LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

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Please indicate your acknowledgement of, agreement with and consent to the foregoing by countersigning the enclosed copy of this Settlement Letter in the space provided below and returning the same to the Company.

Sincerely,

HCR MANORCARE, INC.

QUALITY CARE PROPERTIES, INC.

I hereby acknowledge and agree and consent to the foregoing as of the date first written above.

[EXECUTIVE]

EXHIBIT 4

AMENDMENT TO MASTER LEASE AND SECURITY AGREEMENT

This AMENDMENT TO MASTER LEASE AND SECURITY AGREEMENT, dated as of [•], 2018 (this “Amendment”), is entered into by and among HCR ManorCare, Inc. (the “Debtor”), HCR III Healthcare, LLC (“HCR III,” and together with the Debtor, the “Company”), Quality Care Properties, Inc. (“QCP Inc.”), and the affiliates of QCP Inc. party hereto (the “Lessor Entities,” and together with QCP Inc., “QCP”).

RECITALS

WHEREAS, certain real property comprising skilled nursing and assisted living facilities (the “Leased Facilities”), is leased to HCR III by the Lessor Entities pursuant to the Master Lease and Security Agreement, dated as of April 7, 2011 (as modified and amended from time to time, including by Section 1 of this Amendment, the “MLSA”), by and between the Lessor Entities, as Lessor (as defined in the MLSA), and HCR III, as Lessee (as defined in the MLSA);

WHEREAS, on March 4, 2018, the Debtor commenced proceedings under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on [•], 2018, the Bankruptcy Court confirmed a prepackaged chapter 11 plan of reorganization for the Debtor (the “Prepackaged Plan”);

WHEREAS the Prepackaged Plan contemplates that the MLSA shall be amended as set forth herein as part of a series of transactions on the Effective Date (as defined in the Prepackaged Plan); and

WHEREAS, QCP and the Company (collectively, the “Parties”) desire to amend the MLSA as set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.             Amendment of MLSA.

(a)         Section 2.1 of the MLSA is hereby amended and modified to insert the following new definitions in appropriate alphabetical order:

“Deferral Period”:  [•], 2018 until [•], 2025.(1)

(1)           Note to draft:  Insert effective date and seventh anniversary of Effective Date, respectively.

“Monthly Free Cash Flow”: For any calendar month, such cash and cash equivalents of Lessee available on the first Business Day of such calendar month to pay part or all of the Minimum Rent due for such calendar month after Lessee retains amounts reasonably required, taking into account projected receipts, to satisfy Lessee’s monthly cash needs (including all Additional Charges, other amounts required to be paid or expended by Lessee under this Lease) and liabilities reasonably anticipated to be paid in cash within 90 days of the first Business Day of such calendar month.

“New Deferred Rent Obligation”: All Minimum Rent deferred in accordance with Section 3.1.3(b), together with interest accruing at the rate of four percent (4.0%) per annum, compounded monthly.

(i)            Section 3.1 of the MLSA is hereby amended and modified to insert the following at the end of such section:

3.1.3       Partial Cash Payment of Minimum Rent.  Notwithstanding Section 3.1.1, during the Deferral Period, Lessee shall pay to Lessor Minimum Rent monthly, in the amounts set forth in or determined pursuant to the applicable formula(s) set forth in Exhibit D attached hereto, as follows:

(a)           Lessee shall pay in cash on the first Business Day of such calendar month, as partial payment of Minimum Rent for such month, all Monthly Free Cash Flow for such month (not to exceed the total Minimum Rent payable in respect of such calendar month).

(b)           The remaining Minimum Rent (if any) for each calendar month during the Deferral Period shall be added to the amount of the New Deferred Rent Obligation (it being understood that failure of Lessee to pay such remaining Minimum Rent in cash in respect of any calendar month during the Deferral Period shall not constitute a breach or default under this Lease, subject to the acceleration of the New Deferred Rent Obligation pursuant to Section 3.1.4).

3.1.4       Repayment of New Deferred Rent Obligation. The entire New Deferred Rent Obligation shall be due and payable by Lessee to Lessor on the earliest to occur of: (a) [•], 2025; (b) (i) Lessee shall have been adjudicated as bankrupt or a court of competent jurisdiction having entered an order or decree appointing a receiver of Lessee or of the whole or substantially all of its property, rents or profits, or approving a petition filed against it seeking reorganization or arrangement of Lessee under the Federal bankruptcy laws, in each case, with the Lessee and its Affiliates having used reasonable best efforts to contest such order, decree or petition, and (ii) such judgment, order or decree shall have not been

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vacated or set aside or stayed within sixty (60) days from the date thereof; or (c) (i) either (I) a single judgment of a court of competent jurisdiction shall have been entered against Lessee or any of its Subsidiaries providing for the payment of money damages to an unaffiliated third party in excess of $25 million (net of amounts payable by insurers of Lessee and its Subsidiaries) or (II) more than one judgments of courts of competent jurisdiction shall have been entered against Lessee and/or its Subsidiaries in any calendar month providing for the aggregate payment of money damages to an unaffiliated third party in excess of $25 million (net of amounts payable by insurers of Lessee and its Subsidiaries) and (ii) Lessee shall have (I) filed a petition in bankruptcy or a petition to take advantage of any insolvency act, (II) made an assignment for the benefit of its creditors, (III) consented to the appointment of a receiver of itself or of the whole or any substantial part of its property, rents or profits, or (IV) filed a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.

(ii)           Section 3.1 of the MLSA is hereby amended and modified to delete Section 3.1.2 in its entirety and to replace it with “[Reserved]”.

(iii)          Article 3 of the MLSA is hereby amended and modified to delete Section 3.5 in its entirety.

(iv)          Section 16.1 of the MLSA is hereby amended and modified to insert the following at the end of such section:

(q)           Lessee shall fail to pay in cash any installment of Monthly Free Cash Flow when the same becomes due and payable and such failure is not cured by Lessee within a period of five (5) Business Days after notice thereof from Lessor; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(v)           Section 45.1.8 is hereby amended and modified to delete the first paragraph of the section in its entirety and replace it with the following:

Termination Date.  In addition to other rights of Lessor to terminate this Lease under any other provision hereof, at any time and from time to time, Lessor shall have the right to terminate this Lease with respect to any one or more (including all, if so elected by Lessor) of the seventy-five (75) Facilities identified on Schedule 45.1.8-1 after prior written notice to Lessee no less than fourteen (14) days prior to the applicable termination date.  If this Lease is terminated by Lessor under this Section 45.1.8 or by Lessor or Lessee under any other provision hereof, in each case, with respect to any one or more (including all, if applicable) of the Facilities, or upon the expiration of the Term applicable

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to a Facility (collectively, the “termination date”), the following shall pertain:

(vi)          All references in the MLSA to the “Master Lease” shall be deemed to be references to the MLSA as amended hereby.

(b)           Except as amended as set forth herein, the MLSA shall remain in full force and effect.

(c)         QCP agrees and acknowledges that (i) upon the Effective Date, all amounts due and payable under the MLSA immediately prior to the Effective Date have been satisfied and discharged by the Debtor, as guarantor of the Lessee’s obligations under the MLSA pursuant to that certain Guaranty of Obligations, effective as of February 11, 2013 (as amended or modified from time to time, the “Guaranty”), for good and valuable consideration in connection with the Prepackaged Plan and (ii) Lessee shall have no liability for such amounts.  QCP hereby agrees that (i) any breach of or default under the MLSA or the Guaranty occurring on or prior to the Effective Date is hereby irrevocably waived and deemed cured, (ii) Lessor shall have no right to exercise any remedies under the MLSA with respect to such breaches or defaults (including any rights described under Article XVI of the MLSA and any right to indemnification for such breaches or defaults under Section 23.1 of the MLSA) and (iii) no action, inaction, failure, occurrence or event occurring on or prior to, and no state of facts existing on, the Effective Date (other than the terms of the MLSA and the execution and delivery of the MLSA and all amendments thereto) that has resulted in a breach of or default under the MLSA occurring on or prior to the Effective Date shall, in whole or in part, be considered in determining whether any breach or default under the MLSA shall have occurred after the Effective Date.

(d)           The Debtor hereby consents to the amendment of the MLSA as set forth herein.

2.             Binding Effect; Assignment.  This Amendment and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any Party without the prior written consent of the other Parties hereto.

3.             No Third-Party Beneficiaries.  This Amendment is not intended and shall not be deemed to confer upon or give any person, except the Parties hereto, their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Amendment.

4.             GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION

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OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY OF SUCH FACILITY IS LOCATED.

5.             Forum; Service of Process.  Any proceeding brought by any Party arising out of or based upon this Amendment shall only be instituted in any federal or state court in Los Angeles County, California, and each Party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such Proceeding.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective last known address shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 5.

6.             WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AMENDMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AMENDMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AMENDMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AMENDMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.             Entire Agreement.  The MLSA, as amended by this Amendment, contains the entire agreement between the Parties and all understandings and agreements previously made between the Parties (and not referred to above) are merged herein with respect to the subject matter hereof, which, together with any contemporaneously executed agreements, alone fully and completely expresses their agreement.

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8.             No Presumption.  This Amendment has been freely negotiated by the Parties and in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Amendment or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either Party by virtue of that Party having drafted this Amendment or any portion thereof.

9.             Captions; Counterparts.  The captions in this Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.          Changes in Writing. This Amendment may not be orally changed or terminated, nor any of its provisions waived, except by an agreement in writing signed by the Party against whom enforcement of any changes, termination or waiver is sought.

11.          Authority.  Each Party hereby represents and warrants that it has full right, power and authority to enter into this Amendment and that the person executing this Amendment on its behalf is duly authorized to do so.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

QUALITY CARE PROPERTIES, INC.

By:
Name:
Title:

HCP PROPERTIES, LP, a Delaware limited partnership

By: HCP I-B Properties, LLC, a Delaware limited liability company, its General Partner

HCP WEST VIRGINIA PROPERTIES, LLC, a Delaware limited liability company

HCP PROPERTIES OF ALEXANDRIA VA, LLC, a Delaware limited liability company

HCP PROPERTIES OF ARLINGTON VA, LLC, a Delaware limited liability company

HCP PROPERTIES OF MIDWEST CITY OK, LLC, a Delaware limited liability company

HCP PROPERTIES OF OKLAHOMA CITY (NORTHWEST), LLC, a Delaware limited liability company

HCP PROPERTIES OF OKLAHOMA CITY (SOUTHWEST), LLC, a Delaware limited liability company

HCP PROPERTIES OF TULSA OK, LLC, a Delaware limited liability company

HCP PROPERTIES-ARDEN COURTS OF ANNANDALE VA, LLC, a Delaware limited liability company

HCP PROPERTIES-CHARLESTON OF HANAHAN SC, LLC, a Delaware limited liability company

HCP PROPERTIES-COLUMBIA SC, LLC, a Delaware limited liability company

HCP PROPERTIES-FAIR OAKS OF FAIRFAX VA, LLC, a Delaware limited liability company

HCP PROPERTIES-IMPERIAL OF RICHMOND VA, LLC, a Delaware limited liability company

HCP PROPERTIES-LEXINGTON SC, LLC, a Delaware limited liability company

HCP PROPERTIES-MEDICAL CARE CENTER-LYNCHBURG VA, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT EAST-GREENVILLE SC, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT OF UNION SC, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT WEST-GREENVILLE SC, LLC, a Delaware limited liability company

HCP PROPERTIES-STRATFORD HALL OF RICHMOND VA, LLC, a Delaware limited liability company

HCP PROPERTIES-WEST ASHLEY-CHARLESTON SC, LLC, a Delaware limited liability company

HCP MARYLAND PROPERTIES, LLC, a Delaware limited liability company

HCP PROPERTIES-SALMON CREEK WA, LLC, a Delaware limited liability company

HCP PROPERTIES-WINGFIELD HILLS NV, LLC, a Delaware limited liability company

HCP PROPERTIES-UTICA RIDGE IA, LLC, a Delaware limited liability company

HCP TWINSBURG OH PROPERTY, LLC, a Delaware limited liability company

By:
Name:
Title:

HCP STERLING HEIGHTS MI PROPERTY, LLC, a Delaware limited liability company

By: HCP Schoenherr·Road Property, LLC, a Delaware limited liability company, its sole member

By: HCP Properties, LP, a Delaware limited partnership, its sole member

By: HCP I-B Properties, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

HCR MANORCARE, INC.

By:
Name:
Title:

HCR III HEALTHCARE, LLC

By:
Name:
Title:

EXHIBIT 5

SEPARATION AGREEMENT, GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), in entered into by and between [•] (“Employee”), Quality Care Properties, Inc., a Maryland corporation (“QCP”), and HCR ManorCare, Inc., a Delaware corporation (“HCRMC”, and together with QCP and their respective subsidiaries, the “Company”).  The Company and the Company’s affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities shall be referred to herein as  the “Released Parties”.

WHEREAS, Employee has been employed as [title] of HCRMC;

WHEREAS, QCP, HCRMC, and certain other entities have entered into that certain Plan Sponsor Agreement (the “PSA”) dated as of [•], 2018;

WHEREAS, Employee and HCRMC have entered into that certain Employment Agreement, dated [•] (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company shall terminate by the Company without Cause (as defined in the Employment Agreement) as of the Closing (as defined in the PSA) (the “Termination Date”), which termination constitutes a Qualifying Termination under the Employment Agreement entitling Employee to “severance after a Change in Control” pursuant to Section 6 of the Employment Agreement; and

WHEREAS, Section 1.5(a) of the PSA provides that (i) QCP shall fund and pay, or cause to be funded and paid, to the Employee certain Excess Severance Payments (as such term is defined in the PSA) in the amounts set forth in Schedule 1, subject to certain terms and conditions as described therein, including the execution of this Release and (ii) QCP shall pay, or cause to be paid, certain other obligations set forth in Schedule 1.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.              General Release.  Except as to the Surviving Claims (defined in Section 2 below), Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation:  Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”).  In addition and except as to Surviving Claims, in consideration of the provisions of this Release, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below).

2.              Surviving Claims.  On the Payment Date (as defined in the PSA), QCP shall pay or cause to be paid to Employee the amounts required to be paid to Employee pursuant to Section 1.5 of the PSA. Notwithstanding anything herein to the contrary, Employee’s Release set forth in Section 1 above shall not:

(i)                                     waive or release any Claims for payment of amounts or benefits payable as set forth on Schedule 1 hereto;

(ii)                                  waive or release any Claim to enforce this Release;

(iii)                               waive or release any Claim for vested employee benefits under plans covered by ERISA;

(iv)                              waive or release any Claim that may not lawfully be waived;

(v)                                 waive or release Claims described in Section 4(a) of this Release;

(vi)                              waive or release any Claim for indemnification, advancement, and D&O insurance, including Claims provided for pursuant to Section 4.7 of the PSA; or

(vii)                           limit Employee’s rights under applicable law to provide truthful information to any governmental or regulatory entity or to file a charge with or participate in an investigation conducted by any governmental or regulatory entity.

Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit unrelated to any Claim described in clauses (i), (ii) and (iv) of the immediately preceding sentence filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not) with respect to Released Matters; provided that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental or regulatory entity or respond to a subpoena or other legal requirement.

3.              Additional Representations.  Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

4.              Acknowledgements by Employee.  Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims with respect to Released Matters.  Employee further acknowledges and agrees that:

a.              this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Employee acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;

b.              Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

c.               Employee’s receipt of the Excess Severance Payments is subject to the terms and conditions set forth in Section 1.5 of the PSA (and, for the avoidance of doubt, the non-occurrence of any of the events set forth in Section 1.5(b) of the PSA that by their terms would terminate QCP’s obligation to pay such Excess Severance Payments pursuant to Section 1.5(b) of the PSA);

d.              Employee has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Employee acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release; and

e.               Employee has been advised, and is being advised by this Release, that he has been given at least twenty-one (21) days within which to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period.

5.              Effective Date of Release: Employee is aware that Sections 1,2,3,4,6 and 7 of this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release (or, if later, prior to the Closing Date).  Employee may revoke this Release (solely with respect to Sections 1,2,3,4,6 and 7 hereof) at any time during such period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Release no later than the later to occur of (i) 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release and (ii) the Closing (the “Effective Date”).  Employee agrees and acknowledges that a notice of revocation that is not received by such date and time will be invalid and will not revoke this Release with respect to Sections 1 through 4 hereof. The Excess Severance Payments shall be paid to Employee upon the later to occur of the day following the Effective Date and the Termination Date. If Employee fails to execute this Release on or prior to the 21st day following receipt of this Release or exercises his right to revoke Sections 1,2,3,4,6 and 7 of this Release prior to the Effective Date, he shall forfeit his right to receive any portion of the Excess Severance Payments. For the avoidance of doubt, Sections 8-17 of this Release shall survive Employee’s revocation of his agreement to this Release in accordance with this Section 5 and the payment of the remaining benefits under Schedule 1 shall not be affected by such revocation.

6.              Company/QCP Release. The Company and QCP on behalf of themselves and each of their affiliates and any of its or their successors and assigns, hereby irrevocably and unconditionally waives and releases any Claims, both known and unknown, in law or in equity, which the Company, QCP or any of their subsidiaries or affiliates ever had, now has or may have against Employee, Employee’s family members and any of their respective past or present successors, heirs, assigns, or agents (collectively, the “Employee Released Party”), including, but not limited to, claims that in any way relate to: (1) the Employee’s employment or service as an officer or director with the Company or any of its affiliates; (2) any claims to attorneys’ fees or other indemnities; and (3) any federal, state, local or foreign laws and regulations.  In addition, in consideration of the provisions of this Release, the Company and QCP further agree on behalf of themselves and each of their affiliates to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in its favor as of the date of this Release, except for the Company/QCP Unreleased Claims. The Company and QCP further represent and warrant on behalf of themselves and their affiliates that none of them has filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Employee Released Party nor have any of them assigned, pledged, or hypothecated as of the Termination Date any Claim to any person and no other person has an interest in the Claims that the Company or QCP is releasing.  Notwithstanding anything herein in to the contrary, neither the Company nor QCP waives or releases any claims with respect to (i) any Claim that may not lawfully be waived, (ii) any right or claim that arises after the date this Release is executed, or (iii) any Claim to enforce this Release (the “Company/QCP Unreleased Claims”).

7.              Company Acknowledgement.  The Company acknowledges and agrees that an authorized representative of the Company has read this Release in its entirety and that this Release is a general release of all known and unknown Claims with respect to the released matters.  The Company is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which it is not already entitled to receive.

8.              Officer and Director Resignations.  Employee hereby confirms his resignation, effective upon the Termination Date, as a [member of the Board of Directors of the Company] and as an officer of the Company and any other officer or director position Employee held with the Company or any of its subsidiaries, affiliates, joint ventures or other related entities, and agrees to execute such documents as the Company reasonably deems to be appropriate to facilitate such resignations.

9.              Cooperation.

a.              For two years following the Termination Date,  Employee agrees to make himself reasonably available to the Company upon reasonable advance notice to respond to requests by the Company for information concerning any litigation, regulatory inquiry or investigation, involving facts or events relating to the Company that may reasonably be within his knowledge.  Employee will reasonably cooperate with the Company in connection with any and all future litigation or regulatory proceedings brought by or against the Company to the extent the Company reasonably deems Employee’s cooperation necessary and such cooperation does not  interfere with performance of Employee’s duties to Employee’s then current employer. Employee will be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with fulfilling his obligations under this Section 9(a) and a per hour rate of $[•].  This Section 9(a) is subject to Section 2(vii) above.

b.              For two years following the Termination Date, Company agrees to make itself, its appropriate representatives, and Company records and information reasonably available to Employee upon reasonable advance notice to respond to requests by Employee for information concerning any matters involving Employee, including, without limitation, any litigation, governmental or regulatory inquiry or investigation, involving facts or events relating to Employee that may be eligible for indemnification under Section 4.7 of the PSA.

10.       Affirmation of Restrictive Covenants; Return of Property. Employee agrees and acknowledges that his obligations under Section [10] of the Employment Agreement (collectively, the “Restrictive Covenants”), will continue to apply after the Termination Date as specified in such provisions.  Employee affirms that such Restrictive Covenants are not unduly burdensome to him and are reasonably necessary to protect the legitimate interests of the Company.

Employee covenants to return to the Company all property or information, including, without limitation, all reports, files, memos, plans, lists, or other records (whether electronically stored or not) belonging to the Company, including copies, extracts or other documents derived from such property or information.  The Company agrees to

(a) to the extent identified by Employee to QCP prior to Closing, maintain copies of financial and other information disclosed to QCP prior to the Effective Date that Employee reasonably believes may be relevant to the shareholder and derivative actions instituted against QCP and the Company prior to, on or following the Effective Date, and (b) make available to Employee such information to the extent reasonably necessary for Employee to defend himself against actions instituted against QCP or any of its affiliates, the Company or any of its affiliates or Employee.

11.       Non-Disparagement.  Each party (which, in the case of the Company, shall mean the officers and the members of the board of directors of QCP and HCRMC) agrees to refrain from Disparaging (as defined below) the other party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders (including QCP), either orally or in writing.  Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, to defend or enforce a party’s rights under this Release, or that are subject to Section 2(vii) above.  For purposes of this Release, “Disparaging” means making remarks, comments or statements, whether written or oral, that materially impugn the character, integrity, reputation or abilities of the person being disparaged with the knowledge on the part of the person making such remarks, comments or statements that such remarks, comments or statements would so materially impugn the character, integrity, reputation or abilities of the person being disparaged.

12.       Non-Admission.  Nothing in this Release is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of the them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise.  The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.  Nothing in this Release is intended to or shall be construed as an admission by Employee that he violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Company or otherwise.  Employee expressly denies any such illegal or wrongful conduct.

13.       Amendment.  This Release may be modified only in a written agreement signed by the parties, and any party’s failure to enforce this Release in the event of one or more events which violate this Release shall not constitute a waiver of any right to enforce this Release against subsequent violations.

14.       Governing Law.  To the extent not subject to federal law, this Release shall be governed in accordance with the laws of Delaware without reference to principles of conflict of laws.

15.       Severability.  If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.

16.       Captions; Section Headings.  Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

17.       Counterparts; Facsimile Signatures.  This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart.  Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Employee has signed this Release on this      of                 ,         .

Accepted and Agreed:

HCR ManorCare, Inc.

By:

Accepted and Agreed:

Quality Care Properties, Inc.

By: